Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

AXOS CLEARING, LLC,

AXOS CLARITY MERGECO., INC.,

COR SECURITIES HOLDINGS INC.,

the SELLERS set forth on the signature pages hereto,

and

CARLOS SALAS, solely for purposes of Sections 2.4, 2.5, 2.7, 2.8, 6.9 and 9.4 and Article VIII,
in his capacity as the Holder Representative

___________________________
Dated as of September 28, 2018
___________________________

3.17	Intellectual Property	24
3.18	Broker’s Fees	25
3.19	No Investment Adviser	25
3.20	Related Party Transactions	25
3.21	Takeover Laws	25
3.22	Environmental Matters	25
3.23	Anti-Corruption Matters	26
3.24	Broker Dealer Matters.	26
3.25	Risk Management Instruments	27
3.26	Investment Securities and Commodities	28
3.27	No Other Representations or Warranties	28
Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		29
4.1	Corporate Organization	29
4.2	Authority; No Violation	29
4.3	Consents and Approvals	30
4.4	Legal Proceedings	30
4.5	Broker’s Fees	30
4.6	Financial Ability	30
4.7	Agreements with Regulatory Agencies	31
4.8	Operations of Merger Sub	31
4.9	Investigation	31
4.10	No Additional Representations	31
Article V COVENANTS RELATING TO CONDUCT OF BUSINESS		32
5.1	Conduct of Business of Company Prior to the Effective Time	32
5.2	Forbearances of Company	32
5.3	Notice of Certain Events	33
5.4	Exclusivity	34
Article VI ADDITIONAL AGREEMENTS		34
6.1	Regulatory Matters	34
6.2	Access to Information; Confidentiality	35
6.3	Stockholder Approval	36
6.4	Public Disclosure	36
6.5	Employee Benefit Matters	36
6.6	Additional Agreements	38
6.7	Indemnification; Directors’ and Officers’ Insurance	38
6.8	Contact with Customers and Suppliers	39
6.9	Tax Matters	39
Article VII CONDITIONS PRECEDENT		41
7.1	Conditions to Each Party’s Obligation to Effect the Closing	41
7.2	Conditions to Obligations of Parent and Merger Sub	42
7.3	Conditions to Obligations of Company	43
Article VIII SURVIVAL; INDEMNIFICATION		44
8.1	Survival	44

8.2	Indemnification	44
8.3	Third-Party Claims	45
8.4	Direct Claim Procedures	47
8.5	Calculation of Damages	47
8.6	Sole and Exclusive Remedy	48
8.7	Certain Procedures with Respect to the Withholding Notes	48
8.8	Holder Representative	48
Article IX TERMINATION AND AMENDMENT		50
9.1	Termination	50
9.2	Effect of Termination	50
9.3	Amendment	51
9.4	Extension; Waiver	51
Article X GENERAL PROVISIONS		51
10.1	Expenses	51
10.2	Notices	51
10.3	Interpretation	53
10.4	Counterparts	54
10.5	Delivery by Facsimile or Email	54
10.6	Entire Agreement	54
10.7	Governing Law; Venue; WAIVER OF JURY TRIAL	54
10.8	Remedies Cumulative	55
10.9	Specific Performance	55
10.10	Additional Definitions	55
10.11	Severability	61
10.12	Assignment; Third-Party Beneficiaries	61

Exhibit A:	Form of Letter of Transmittal
Exhibit B:	Form of Withholding Note
Exhibit C:	Guarantee

INDEX OF DEFINED TERMS

Agreement	Preamble
Anti Money Laundering Laws	3
Appraisal Provisions	2.1(f)
Balance Sheet	4
Balance Sheet Date	4
Bank Regulator Approval	7.1(c)
Basket	8
Cancelled Shares	2.1(d)
Certificate of Merger	1
Claim	6.7(a)
Closing	1
Closing Consideration	2.2(a)
Closing Date	1
Closing Reserve Account	3
Closing Reserve Amount	3
Closing Statement	2.7(a)
Company	Preamble
Company Bylaws	3.1(a)
Company Certificate of Incorporation	3.1(a)
Company Financial Statements	4
Company Intellectual Property	3.17(a)
Company Policies	3
Company Regulatory Agreement	3
Company Stockholder Approval	3.3(a)
Company Stockholder Meeting	6.3(a)
Company Subsidiaries	3.1(b)
Company Subsidiary	3.1(b)
Continuation Period	6.5(a)
Continuing Employee	6.5(a)
Controlling Party	8.3(e)
D&O Indemnified Party	6.7(a)
Damages	8
Delaware Courts	10.7(b)
Derivative Contracts	3
DGCL	1
Dispute Notice	2.7(b)
Dissenting Shares	2.1(f)
Dissenting Stockholder	2.1(f)
Effective Time	1
Estimated Closing Consideration	2.2(b)

v

Estimated Closing Consideration Per Share	2.2(b)
Exchange Fund	2.2(c)(iii)
FCPA	3
FINRA	3.3(b)
FINRA Approval	7
Form BD	3
GAAP	4
Governmental Entities	3.3(b)
Governmental Entity	3.3(b)
Holder Indemnified Parties	8.2(b)
Holder Representative	8.8(a)
Indemnified Party	8.3(a)
Indemnifying Party	8.3(a)
Intellectual Property	3.17(d)
Letter of Transmittal	2.2(c)(i)
Licenses	3.12(b)
Lien	3.1(b)
Material Contract	3.13(a)
Maximum Tail Policy Cost	6.7(b)
Merger	Recitals
Merger Sub	Preamble
Negative Per Share Adjustment	2.8(b)
New Plans	6.5(c)
Non-Controlling Party	8.3(e)
Old Plans	6.5(c)
Orders	3.3(b)
Original Payment	2.1(f)
Parent	Preamble
Parent Indemnified Parties	8
Participating Holders	3
Permitted Liens	3.16(b)
Positive Per Share Adjustment	2.8(a)
Post-Closing Returns	7
Post-Signing Returns	7
Pre-Closing Statement	2.2(b)
Real Property Leases	3.16(a)
Regulatory Approvals	6.1(a)
Representative	6.2(a)
Reserve Percentage	3
Resolution Period	3
Review Period	2.7(b)
Seller	Preamble
Seller Reserve Percentage	2

Sellers	Preamble
Stock Certificate	2.2(c)(i)
Stockholder Notice	6.3(b)
Surviving Entity	Recitals
Third-Party Claim	8.3(a)
Withheld Amount	2
Withholding Note	2

AGREEMENT AND PLAN OF MERGER
Agreement and Plan of Merger (“Agreement”), dated as of September 28, 2018, by and among AXOS CLEARING, LLC, a Nevada limited liability company (“Parent”), Axos Clarity MergeCo., Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), COR Securities Holdings Inc., a Delaware corporation (“Company”), the Sellers set forth on the signature pages hereto (each, a “Seller,” and collectively the “Sellers”), and Carlos Salas, an individual, solely for purposes of Sections 2.4, 2.5, 2.7, 2.8, 6.9 and 9.4 and Article VIII, in his capacity as the Holder Representative.
RECITALS
A.    WHEREAS, the parties intend that Merger Sub shall be merged with and into Company (the “Merger”), with Company as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Entity”) and continuing as a wholly owned Subsidiary of Parent;
B.    WHEREAS, the Board of Directors of each of Company, Parent and Merger Sub has (a) unanimously determined that it is in the best interests of Company and its Stockholders, and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
C.    WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and adopted this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the transactions contemplated herein, and as a condition to the willingness of Company to enter into this Agreement, Axos Financial, Inc., a Delaware Corporation (“Sponsor”) is entering into a Guarantee (the “Guarantee”) with Company, which is attached as Exhibit C hereto, pursuant to which, upon the terms and subject to the conditions set forth therein, Sponsor has provided a guarantee to Company of all of Parent’s and Merger Sub’s obligations hereunder; and
D.    WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
THE MERGER
1.1    The Merger. At the Effective Time and in accordance with, and subject to, the provisions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into Company, whereupon the separate corporate existence of Merger Sub shall cease, and Company shall continue its existence under the laws of Delaware as the Surviving Entity in the Merger and a wholly owned Subsidiary of Parent.
1.2    Effective Time. The Merger shall become effective on the Closing Date upon filing by Company and Merger Sub of the certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger, or at such other time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such time is hereinafter referred to as the “Effective Time”).
1.3    Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 10:00 a.m., Eastern Time on the date that is three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived (subject to applicable Law) at the Closing, but subject to the satisfaction or waiver (subject to applicable Law) of such conditions and the continued satisfaction or waiver (subject to applicable Law) of all other conditions set forth in Article VII), or such other date and time as mutually agreed to by the parties; provided, however, that the Closing shall not occur prior to January 2, 2019, without the prior written consent of Parent and Company (the date on which the Closing occurs, the “Closing Date”).
1.4    Closing Date Deliverables.
(a)    At the Closing, Company shall deliver, or cause to be delivered, to Parent the following:
(i)    a Withholding Note duly executed by each Seller;
(ii)    the certification described in Section 6.9(e) hereof;
(iii)    resignations of all of the directors of Company;
(iv)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Company certifying that (A) attached thereto are true and complete copies of all resolutions adopted by Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;
(v)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Company certifying the names and signatures of the officers of Company authorized to execute this Agreement and the other documents to be delivered hereunder;
(vi)    a good standing certificate of Company from the Secretary of State of the State of Delaware;
(vii)    customary payoff letters, with customary Lien releases or authority to file such termination statements or other instruments to release any applicable Liens, duly executed by the applicable counterparty with respect to the Indebtedness of Company set forth on 1.4(a)(vii) of the Disclosure Schedule; and
(viii)    the certificate contemplated by Section 7.2(c) of this Agreement.
(b)    At the Closing, Parent shall deliver, or cause to be delivered, to Company the following:
(i)    a Withholding Note duly executed and issued by the Surviving Entity to each Seller;
(ii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by each of Parent’s and Merger Sub’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (2) resolutions of the sole stockholder of Merger Sub approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;
(iii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to execute this Agreement and the other documents to be delivered hereunder;
(iv)    a good standing certificate of Parent and Merger Sub from the Secretary of State of the State of Delaware; and
(v)    the certificate contemplated by Section 7.3(c) of this Agreement.
1.5    Certificate of Incorporation and Bylaws of the Surviving Entity. At the Effective Time, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law, except that the name of the Surviving Entity shall be Axos Clearing, Inc.

1.6    Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Entity and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
1.7    Officers. Except as otherwise determined by Parent prior to the Effective Time, the officers of Company immediately prior to the Effective Time shall be the initial officers of the Surviving Entity and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
1.8    Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity, all as provided under the DGCL.
ARTICLE II
PAYMENT OF CLOSING CONSIDERATION; EFFECT ON
CAPITAL STOCK
2.1    Effect on Capital Stock; Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holder of any of the following securities:
(a)    Common Stock of Merger Sub. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Entity. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.
(b)    Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall, subject to Section 2.1(f), be converted into the right to receive an amount in cash, without interest, equal to (i) the Closing Consideration Per Share minus (ii) amounts deducted in accordance with Sections 2.4 and 2.5.
(c)    Treatment of Warrants. Each Warrant outstanding immediately prior to the Effective Time shall be cancelled as of the Effective Time and each holder thereof shall have the right to receive, in respect of each share of Company Common Stock underlying such Warrant, an amount in cash, without interest, equal to (i) the Closing Warrant Consideration Per Share applicable to such Warrant minus (ii) amounts deducted in accordance with Sections 2.4 and 2.5.
(d)    Cancellation of Certain Shares of Company Stock. All shares of Company

Common Stock issued and outstanding immediately prior to the Effective Time that are owned directly by Parent, Merger Sub or Company (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent or Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no payment of cash or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).
(e)    Adjustments to Prevent Dilution. If at any time during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Closing Consideration Per Share and any other dependent items, as applicable, shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.
(f)    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Person (a “Dissenting Stockholder”) who has not voted in favor of the adoption of this Agreement and has complied with all the provisions of the DGCL concerning the right of holders of shares of Company Common Stock to require appraisal of their shares (the “Appraisal Provisions”) of Company Common Stock (“Dissenting Shares”), to the extent that the Appraisal Provisions are applicable, shall not be converted into the right to receive payment pursuant to Section 2.1(b), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, then (i) each of such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted into the right to receive payment from Parent pursuant to Section 2.1(b) (treating such Dissenting Stockholder as a Participating Holder); (ii) the Reserve Percentage for each Participating Holder shall be recalculated to exclude such Dissenting Stockholder’s shares of Company Common Stock from the number of Dissenting Shares included in the calculation of such Reserve Percentage; and (iii) the Agent shall promptly disburse to each Equityholder that previously received a payment pursuant to Section 2.2(c) (the “Original Payment”) an amount from the Exchange Fund equal to (A) the amount payable pursuant to Section 2.2(c) applying the Reserve Percentage as recalculated pursuant to clause (ii) above minus (B) the Original Payment. Company shall give Parent prompt notice of any demands for appraisal of shares of Company Common Stock received by Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL. Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.
2.2    Purchase Price; Pre-Closing Statement; Delivery of Funds and Surrender of Certificates.
(a)    The aggregate purchase price payable pursuant to the Merger in respect of all shares of Company Common Stock and all Warrants outstanding immediately prior to the

Effective Time shall be a dollar amount (such amount, the “Closing Consideration”) equal to (i) $80,000,000; (ii) plus the amount by which Adjusted Excess Regulatory Net Capital exceeds (or minus the amount by which Adjusted Excess Regulatory Net Capital is less than) $12,525,948; (iii) minus the amount of Net Debt; and (iv) minus the amount of Transaction Expenses.
(b)    Not fewer than seven (7) Business Days prior to the anticipated Closing Date, Company shall prepare and deliver to Parent a written statement (the “Pre-Closing Statement”), together with reasonably detailed supporting information, setting forth Company’s good faith estimates, calculated in accordance with the Accounting Principles and the terms hereof, in each case without duplication, of:
(i)    the Closing Consideration;
(ii)    the Closing Consideration Per Share;
(iii)    the Adjusted Excess Regulatory Net Capital;
(iv)    the Net Debt; and
(v)    the Transaction Expenses.
As used herein, the “Estimated Closing Consideration” and the “Estimated Closing Consideration Per Share” shall mean the estimates of the Closing Consideration and the Closing Consideration Per Share, respectively, set forth in the Pre-Closing Statement. Company shall reasonably assist Parent in the review of the Pre-Closing Statement. Company will review and consider, in good faith, all of Parent’s comments to the Pre-Closing Statement made prior to the Closing, and shall update the Pre-Closing Statement prior to the Closing to reflect any agreed changes (which updated version, if any, shall thereafter be considered the Pre-Closing Statement for all purposes hereunder); provided that (i) Company shall be under no obligation to accept any such proposed revisions that Company reasonably determines are not appropriate, (ii) the acceptance of any such proposed revisions shall not constitute a condition to Parent’s obligations to consummate the transactions contemplated hereby, and (iii) Company’s obligations to review and consider in good faith any such proposed revisions shall in no event require that the contemplated Closing Date be postponed or otherwise delayed.
(c)    Parent shall pay the Estimated Closing Consideration in immediately available funds in accordance with this Section 2.2, Section 2.4 and Section 2.5. At the Effective Time, Parent shall make the following payments:
(i)    to the account designated by Company, for immediate distribution at the Closing by Company on behalf of Parent to each Stockholder in respect of each share of Company Common Stock (excluding Dissenting Stockholders) outstanding immediately prior to the Effective Time for which stock certificates, if any (each a “Stock Certificate”), and a properly completed and duly executed letter of transmittal, substantially in the form of Exhibit A attached hereto (a “Letter of Transmittal”), have been properly delivered to Company as specified therein prior to the Closing Date, an amount equal to (A) (x) the Estimated

Closing Consideration Per Share minus (y) amounts deducted in accordance with Section 2.4 and Section 2.5, multiplied by (B) the number of such shares of Company Common Stock held by each such Stockholder;
(ii)    to an account designated by Company, for distribution by Company to each Warrantholder in respect of each share of Company Common Stock underlying each of such Warrantholder’s Warrants outstanding immediately prior to the Effective Time for which Warrants and a properly completed and duly executed Letter of Transmittal has been properly delivered to Company as specified therein prior to the Closing Date, an amount equal to (A) (x) the Estimated Closing Warrant Consideration Per Share applicable to such Warrant minus (y) amounts deducted in accordance with Section 2.4 and Section 2.5 multiplied by (B) the number of shares of Company Common Stock subject to each such Warrant held by such Warrantholder; and
(iii)    to an account designated by the Agent, to be held in trust for the benefit of the Equityholders (including Dissenting Stockholders) who have not delivered their Stock Certificates, Warrants and Letters of Transmittal, as applicable, prior to the Closing Date, an amount equal to the consideration that would have been payable to such Equityholders had they received payment of the consideration due pursuant to clauses (i) and (ii) of this Section 2.2(c), as applicable (the “Exchange Fund”).
(d)    The consideration paid by Parent or the Surviving Entity to each Equityholder as set forth in Section 2.2(c) and Section 2.8, in exchange for such Equityholder’s respective Stock Certificates and Warrants (as applicable) and related Letters of Transmittal shall be deemed to be full payment and satisfaction of all rights pertaining to the shares of Company Common Stock held by such Stockholder and the shares of Company Common Stock underlying the Warrants held by such Warrantholder (subject to any other rights of such Equityholder under this Agreement). The Equityholder shall designate in their respective Letters of Transmittal the bank account(s) to which any payment pursuant to this Article II shall be made.
2.3    Procedures for Payment of Consideration.
(a)    At least twenty (20) Business Days prior to the anticipated Closing Date, Company on behalf of Parent shall mail, or shall cause to be mailed:
(i)    to each Stockholder, a Letter of Transmittal, which shall specify the instructions that each Stockholder must comply with prior to receiving payment pursuant to Section 2.2(c)(i) and Section 2.8; and
(ii)    to each Warrantholder, a Letter of Transmittal, which shall specify the instructions that each Warrantholder must comply with prior to receiving payment pursuant to Section 2.2(c)(ii) and Section 2.8.
(b)    Until surrendered as contemplated by this Article II, each Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive, without interest, upon such surrender, the consideration contemplated by this Article II.
(c)    Except as set forth in Sections 2.4, 2.5 and 2.8, after the Closing Date, all payments to which an Equityholder is entitled pursuant to this Article II shall be made from the Exchange Fund by the Agent upon, as applicable, (i) the surrender by a Stockholder to the Agent of a Stock Certificate, together with a properly completed and duly executed Letter of Transmittal, or (ii) the delivery by a Warrantholder to the Agent of a Warrant and a properly completed and duly executed Letter of Transmittal.
(d)    After the Effective Time, the stock transfer books of Company shall be closed and there shall be no transfer of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than to settle transfers of Company Common Stock that occurred prior to the Effective Time.
(e)    If payment or delivery is to be made to a Person other than the Person in whose name a Stock Certificate or Warrant so surrendered is registered, it shall be a condition of payment that the Stock Certificate or Warrant so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the Stock Certificate or Warrant or any related stock power or assignment form shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of the Stock Certificate or Warrant so surrendered or establish to the reasonable satisfaction of the Surviving Entity that such Tax has been paid or is not applicable.
(f)    If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Agent, the posting by such Person of a bond in such amount as Parent or the Agent may determine is reasonably necessary as indemnity against any claim that may be made against it, Parent or the Agent, as the case may be, shall issue in exchange for such lost, stolen or destroyed Stock Certificate, the consideration to which such Person is entitled pursuant to this Article II.
(g)    In the case of outstanding shares of Company Common Stock that are not represented by Stock Certificates, the parties shall make such adjustments to this Section 2.3 as are necessary or appropriate to implement the same purpose and effect that this Section 2.3 has with respect to shares of Company Common Stock that are represented by Stock Certificates.
(h)    Any portion of the Exchange Fund that remains unclaimed by the Equityholders as of the second anniversary of the Effective Time shall be paid to Parent. Any former Equityholders who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Closing Consideration as determined pursuant to this Article II, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, Company, the Agent or any other Person shall be liable to any Equityholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.
2.4    Withheld Amount. On the Closing Date, $7,500,000 of the Closing Consideration

(the “Withheld Amount”) will be deducted from the Closing Consideration otherwise to be paid to the Sellers pursuant to this Article II, pro rata in accordance with each Seller’s respective Seller Reserve Percentages. At the Effective Time, Parent shall deliver to the Surviving Entity an amount in cash equal to the Withheld Amount and Parent shall cause the Surviving Entity to issue and deliver to each of the Sellers a subordinated note in substantially the form attached to this Agreement as Exhibit B (each, a “Withholding Note”) with a principal amount equal to the Withheld Amount multiplied by such Seller’s respective Seller Reserve Percentage. For the avoidance of doubt, the aggregate principal amount of all of the Withholding Notes shall equal the Withheld Amount. The Withheld Amount shall serve as the sole source of payment of claims for indemnification pursuant to Section 8.2(a), in accordance with the terms of each Withholding Note. The “Seller Reserve Percentage” of each Seller means a fraction, expressed as a percentage, (x) the numerator of which is the sum of the shares of Company Common Stock and shares of Company Common Stock underlying the Warrants held by such Seller immediately prior to the Effective Time, and (y) the denominator of which is the aggregate number of shares of Company Common Stock and shares of Company Common Stock underlying the Warrants held by all Sellers immediately prior to the Effective Time.
2.5    Closing Reserve Amount. Notwithstanding anything to the contrary in the foregoing provisions of this Agreement, on the Closing Date, $500,000 of the Closing Consideration (the “Closing Reserve Amount”) will be deducted from the Closing Consideration otherwise to be paid to the Equityholders (excluding Dissenting Stockholders) the (“Participating Holders”) pro rata in accordance with the Participating Holders’ respective Reserve Percentages, and shall be paid by Parent to a bank account designated by the Holder Representative (the “Closing Reserve Account”). The Closing Reserve Amount shall be held by the Holder Representative to make payments (if any) due pursuant to Section 2.8(b). The “Reserve Percentage” of each Participating Holder means a fraction, expressed as a percentage, (x) the numerator of which is the sum of the shares of Company Common Stock and shares of Company Common Stock underlying the Warrants held by such Participating Holder immediately prior to the Effective Time, and (y) the denominator of which is the Fully Diluted Number minus the number of Dissenting Shares.
2.6    Withholding. Each of Parent, Merger Sub, Company and the Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under any applicable Tax Law. To the extent such amounts are deducted or withheld and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
2.7    Closing Statement; Disputes.
(a)    As promptly as practicable, but in any case no later than sixty (60) days after the Closing Date, Parent shall cause to be prepared and delivered to the Holder Representative a written statement (the “Closing Statement”), together with reasonably detailed supporting information, setting forth Parent’s proposed and good faith determination and calculation, calculated in accordance with the Accounting Principles and the terms hereof, of (i) each amount set forth on the Pre-Closing Statement and (ii) any adjustments to be made to the

Closing Consideration and the Closing Consideration Per Share.
(b)    If the Holder Representative disagrees with the calculation of any amount set forth in the Closing Statement, the Holder Representative may, within sixty (60) days after receipt of the applicable Closing Statement (the “Review Period”), deliver a notice to Parent providing reasonable detail of the reason for any disagreement and setting forth its calculation of the amount disputed (a “Dispute Notice”). Parent shall, and shall cause its representatives to, cooperate with and assist the Holder Representative in conducting its review of the Closing Statement, including by providing reasonable access, during normal business hours upon reasonable advance notice, to employees, representatives, books, records and accountants’ work papers. Unless the Holder Representative delivers a Dispute Notice to Parent on or prior to the expiration of the Review Period, the Holder Representative will be deemed to have accepted and agreed to the Closing Statement and the calculations reflected therein, and the Closing Statement as delivered by Parent will be final, binding and conclusive.
(c)    If a Dispute Notice is delivered in accordance with this Section 2.7, the Holder Representative and Parent shall, during the thirty (30) days following such delivery (the “Resolution Period”), attempt in good faith to reach agreement on the disputed items or amounts.
(d)    Any resolution by the Holder Representative and Parent, during the Resolution Period, of any item identified in the Dispute Notice shall be set forth in writing and executed by such parties and shall be final, binding and conclusive. If the Holder Representative and Parent are not able to resolve all disputed items identified in the Dispute Notice within the Resolution Period, then the items that remain in dispute shall, within ten (10) days of the expiration of the Resolution Period, be submitted to the Referee.
(e)    If any remaining issues in dispute are submitted to the Referee for resolution, the Holder Representative and Parent will be afforded an opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such matters with the Referee within fifteen (15) days of the Referee’s selection. The Holder Representative and Parent shall simultaneously provide copies to each other of all materials presented to the Referee and shall be permitted to attend (and shall receive reasonable advance written notice of) any meeting with or presentations to the Referee by the other. The Referee shall, acting as an expert in accounting and not as an arbitrator, and not by independent investigation, review the relevant portions of this Agreement, the Closing Statement, the Dispute Notice and the disputed items or amounts. In making such calculation, the Referee shall consider only those items or amounts (and related matters that underlie such items and amounts) in the applicable Closing Statement with which the Holder Representative has disagreed. The Referee shall deliver to the Holder Representative and Parent, as promptly as practicable (but in no event later than thirty (30) days from the date of engagement of the Referee), a report setting forth in reasonable detail the basis for its calculation of the disputed items; provided that the Referee’s calculations (i) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by the Holder Representative and Parent, and (ii) must be made in accordance with the Accounting Principles and the terms hereof. Absent manifest error or fraud, such report shall be final, binding and non-appealable. The fees and expenses of the Referee shall be allocated between Parent, on the one hand, and the Holder Representative, on the other hand as follows: (i) the

Holder Representative, on behalf of the Equityholders, shall be allocated a portion of such aggregate fees and expenses (if any) equal to the product of such aggregate fees and expenses and a fraction, the numerator of which is the aggregate dollar amount of the disputed items resolved by the Referee in favor of Parent (if any) and the denominator of which is the aggregate dollar amount of all disputed items submitted to the Referee for resolution, and (ii) Parent shall be allocated the remainder (in each case as finally determined by the Referee). For example, should the items in dispute total one thousand dollars ($1,000) and the Referee awards six hundred dollars ($600) in favor of Parent’s position, sixty percent (60%) of the aggregate fees and expenses of the Referee’s review would be borne by the Holder Representative and forty percent (40%) of such aggregate fees and expenses would be borne by Parent.
(f)    The final, binding and conclusive calculations of the Closing Consideration and Closing Consideration Per Share based either upon agreement or deemed agreement by the Holder Representative and Parent or the written determination delivered by the Referee in each case in accordance with this Section 2.7 shall be final and binding on all parties hereto and all Equityholders for all purposes of this Agreement.
(g)    The process set forth in Sections 2.7(b) through (f) shall be the exclusive remedy of the parties and the Equityholders for any disputes related to the Closing Statement and the adjustments pursuant to Section 2.8.
2.8    Adjustment Amount.
(a)    If the Closing Consideration Per Share as finally determined pursuant to Section 2.7 minus the Estimated Closing Consideration Per Share set forth on the Pre-Closing Statement is a positive amount (the “Positive Per Share Adjustment”), then (i) the Estimated Closing Consideration Per Share shall be revised upward to reflect the Positive Per Share Adjustment and (ii) Parent, within three (3) Business Days of the Closing Consideration Per Share being finally determined pursuant to Section 2.7, shall pay, or cause to be paid to, the Holder Representative, by wire transfer of immediately available funds to the Closing Reserve Account, an aggregate amount equal to the product of (A) the Positive Per Share Adjustment and (B) the Fully Diluted Number minus the number of Dissenting Shares. The Holder Representative shall hold such amount for the benefit of the Participating Holders and promptly distribute such amount to the Participating Holders, pro rata in accordance with the Participating Holders’ respective Reserve Percentages.
(b)    If the Closing Consideration Per Share as finally determined pursuant to Section 2.7 minus the Estimated Closing Consideration Per Share set forth on the Pre-Closing Statement is a negative amount (the “Negative Per Share Adjustment”), then (i) the Estimated Closing Consideration Per Share shall be revised downward to reflect the Negative Per Share Adjustment and (ii) the Holder Representative, within three (3) Business Days of the Closing Consideration Per Share being finally determined pursuant to Section 2.7, shall pay, or cause to be paid to, Parent (solely from, and to the extent of, the amount in the Closing Reserve Account), on behalf of all Participating Holders, by wire transfer of immediately available funds to an account designated by Parent, an aggregate amount equal to the product of (A) the absolute value of the Negative Per Share Adjustment and (B) the Fully Diluted Number minus the number of Dissenting Shares.

(c)    Following the final resolution and payment of any Positive Per Share Adjustment or Negative Per Share Adjustment, as applicable, under this Section 2.8, the Holder Representative shall promptly (and in any event within three (3) Business Days) disburse any remaining amounts in the Closing Reserve Account to the Participating Holders, pro rata in accordance with such Participating Holders’ respective Reserve Percentages, (i) to the Participating Holders who have received payments pursuant to Sections 2.2(c)(i) and (ii); and (ii) to the Exchange Fund for the benefit of any Participating Holders who have not then received payments pursuant to Sections 2.2(c)(i) and (ii).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
Except as disclosed in the Disclosure Schedule, Company represents and warrants to Parent and Merger Sub that the following is true and correct as of June 1, 2018. The Disclosure Schedule shall be organized to correspond to the sections in this Article III.
3.1    Corporate Organization.
(a)    Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Company has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Complete copies of the Certificate of Incorporation of Company (as amended, the “Company Certificate of Incorporation”) and bylaws of Company (as amended, the “Company Bylaws”), as amended and in effect as of June 1, 2018, have previously been furnished or made available to Parent. Company is not in violation in any material respect of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws.
(b)    Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Company (each, a “Company Subsidiary” and collectively the “Company Subsidiaries”). All of the outstanding shares of capital stock or other securities evidencing ownership of Company Subsidiaries are validly issued, fully paid and nonassessable and, except as set forth on Section 3.1(b) of the Disclosure Schedule, such shares or other securities are owned by Company or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind (“Lien”) with respect thereto. Each Company Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the Laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except for its interests in the Company Subsidiaries and as otherwise set forth on Section 3.1(b) of the Disclosure Schedule, Company does not as of the June 1, 2018 own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.
3.2    Capitalization. The authorized capital stock of Company consists of 5,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock. As of February 28, 2018, 1,976,700 shares of Company Common Stock were issued and outstanding, no shares of preferred stock were issued and outstanding, and 2,764,635 shares of Company Common Stock were reserved for issuance by Company upon the exercise of all outstanding Warrants. Except as set forth on Section 3.2 of the Disclosure Schedule, all of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. As of June 1, 2018, no bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which Company shareholders may vote are issued or outstanding. Except for this Agreement and the transactions contemplated hereby, and except for the Warrants, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, any capital stock or other securities of Company. Except as set forth on Section 3.2 of the Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company. Company does not have any equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) outstanding.
3.3    Authority; No Violation.
(a)    Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and, subject to obtaining the (x) Company Stockholder Approval and (y) the consent of each Warrantholder as set forth on Section 3.3(a) of the Disclosure Schedule, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved by the board of directors of Company, the board of directors of Company has resolved to recommend to the Stockholders approval and adoption of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of Company has been taken, subject to the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”) and the consent of each Warrantholder. The Company Stockholder Approval and the consent of each Warrantholder are the only votes or consents of the holders of any class or series of Company’s capital stock in their capacity as such necessary to approve and adopt this Agreement and to consummate the transactions contemplated herein, including the Merger. This Agreement has been duly and validly executed and delivered by Company. Assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)    Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, subject to obtaining the Company Stockholder Approval, (i) will violate any provision of the Company Certificate of Incorporation or Company Bylaws or (ii) assuming that the approvals and consents referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law or any order, writ, injunction, judgment, plan, decree, agreement or memorandum of understanding (collectively, “Orders”) of or with any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body located in the United States, whether federal, state, municipal or other, or any stock exchange or any other self-regulatory body having jurisdiction over or charged with the regulation of the business of brokers-dealers or of Company or any of its Subsidiaries, or any clearing agency or securities depository in which Company or any of its Subsidiary is a member or member organization, including the Financial Industry Regulatory Authority and any successor thereto (“FINRA”) (each a “Governmental Entity” and collectively, “Governmental Entities”) applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
3.4    Consents and Approvals. Except for (a) as set forth in Section 3.4 of the Disclosure Schedule, (b) the FINRA Approval, and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any Governmental Entity are required to be made or obtained by Company or any of its Subsidiaries in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation of the transactions contemplated hereby, except for such notices, consents, approvals, non-objections, waivers, authorizations, applications, filings or registrations that would not reasonably be expected to be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole. Except as set forth in Section 3.4 of the Disclosure Schedule, the execution, delivery and performance by Company of this

Agreement and the transactions contemplated hereby do not require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject, other than in each case as would not reasonably be expected to be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole.
3.5    Financial Statements. Copies of the following financial statements (the “Company Financial Statements”) have been made available to Parent: (i) the audited consolidated balance sheet of Company as of June 30, 2017 and June 30, 2016, and the related consolidated income statements and consolidated statements of cash flows for the respective fiscal years then ended, together with all related notes and schedules thereto; and (ii) the unaudited consolidated balance sheet (the “Balance Sheet”) of Company as of March 31, 2018 (the “Balance Sheet Date”), and the related consolidated income statements and consolidated statements of cash flows for the nine months ending March 31, 2018, together with all related notes and schedules thereto. The Company Financial Statements fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Company and its Subsidiaries as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except as expressly indicated therein), consistently applied during the periods involved, and, in the case of interim financial statements, subject to recurring year-end adjustments normal in nature and amount. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries in all material respects.
3.6    Undisclosed Liabilities(a)     Except for (a) those liabilities that are set forth on the Balance Sheet, (b) those liabilities contemplated by or in connection with this Agreement or the transactions contemplated hereby or set forth on Section 3.6 of the Disclosure Schedule, (c) those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (d) those liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Balance Sheet if it had existed on the Balance Sheet Date.
3.7    Absence of Certain Changes or Events. Except as set forth on Section 3.7 of the Disclosure Schedule, since the Balance Sheet Date through June 1, 2018, there has not been (i) a Material Adverse Effect; (ii) any action taken by Company and its Subsidiaries that, if taken during the period from June 1, 2018 through the Effective Time without Parent’s consent, would constitute a breach of clauses (b), (d), (e), (f), (g), (h) and (i) of Section 5.2 (or, with respect to the foregoing clauses, (j)); or (iii) any of the following actions taken by the Company or its Subsidiaries:
(a)    other than as provided for in any written agreement, as required by applicable Law or in the ordinary course of business, (i) the grant of any bonuses or the increase in any wages, salary, severance, pension or other compensation or material benefits in respect of any employee whose annual base salary for the fiscal year ended June 30, 2017 exceeded $75,000, (ii) any material change in the terms of employment for any employee whose annual base salary for the fiscal year ended June 30, 2017 exceeded $75,000, (iii) any termination of any employee whose annual base salary for the fiscal year ended June 30, 2017 exceeded $75,000 or (iv) any action to accelerate the vesting or payment of any compensation or material benefit for any employee whose annual base salary for the fiscal year ended June 30, 2017 exceeded $75,000;
(b)    hiring or promoting any employee whose annual base salary for the fiscal year ended June 30, 2017 exceeded $125,000, except to fill a vacancy in the ordinary course of business; or
(c)    adoption, modification or termination of any (i) employment, severance, retention or change in control agreement with any employee whose annual base salary for the fiscal year ended June 30, 2017 exceeded $125,000 or (ii) any collective bargaining or other agreement with a union.
3.8    Legal Proceedings. Except as set forth in Section 3.8 of the Disclosure Schedule, as of June 1, 2018, neither Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries, in each case that are not material to Company and its Subsidiaries, taken as a whole. Except as set forth in Section 3.8 of the Disclosure Schedule, as of June 1, 2018, there is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries, in each case that are not material to Company and its Subsidiaries, taken as a whole. To the Knowledge of Company, no event has occurred or circumstances exist that has given rise to, or serves as a basis for, any such action as described in this Section 3.8.
3.9    Taxes and Tax Returns. Except as set forth on Section 3.9 of the Disclosure Schedule:
(a)    Company and each of its Subsidiaries has timely filed or caused to be timely filed (taking into account all applicable extensions) all material federal, state, foreign and local Tax Returns required to be filed by it, and all such Tax Returns are true, accurate and complete. Company and each of its Subsidiaries has duly and timely paid or caused to be paid all material Taxes required to be paid by it. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time (other than automatic extensions of time not requiring the consent of any Tax Authority) within which to file any material Tax Return, which Tax Return has not yet been filed in accordance with any such extensions. All material Taxes, whether or not shown on the Tax Returns, that are required to be paid for any Pre-Closing Period have been or will be paid on or before the Closing Date or have been accrued or reserved on the face of the latest Financial Statement (and not in any footnotes or as part of any deferred tax asset or tax liability). Since the Balance Sheet Date, the Company and each of its Subsidiaries has incurred no liability for Taxes outside the ordinary course of business.
(b)    Company has made available to Parent complete and accurate copies of all federal, state, local and foreign income, franchise and material Tax Returns filed by or on behalf of Company or its Subsidiaries for any Tax period ending after December 31, 2014.
(c)    In the past three (3) years, no jurisdiction where Company and its Subsidiaries do not file an income or franchise Tax Return has made a claim in writing to the effect that any of Company or its Subsidiaries is required to file an income or franchise Tax Return in such jurisdiction.
(d)    There are no material Liens for Taxes upon any of the assets of Company and its Subsidiaries, except for Permitted Liens.
(e)    There are no material audits, examinations, disputes or other proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, a material amount of Taxes of Company or any of its Subsidiaries. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any Tax Authority against Company or any of its Subsidiaries remains unpaid.
(f)    There is no waiver or extension of any statute of limitations with respect to the assessment or collection of any material Tax of Company and its Subsidiaries, which waiver or extension is in effect.
(g)    All material Taxes required to be withheld or collected by Company and its Subsidiaries with respect to any payment made to or received from any employee, independent contractor, customer or other third party have been timely withheld or collected, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. Company and each of its Subsidiaries have complied in all material respects with all information reporting provisions of applicable Law.
(h)    Neither Company nor any of its Subsidiaries has participated in any listed transaction, as defined in Treasury Regulations Section 1.6011-4(b)(2). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company and each of its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(i)    Neither Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any Tax Authority with respect to any material Taxes, nor is any such request outstanding.
(j)    Neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.
(k)    Neither Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any material Tax sharing, allocation, indemnity or similar agreement or arrangement that obligates it to make any payment in respect of Taxes (or computed by reference to Taxes) of any other Person, other than (i) any such agreement or arrangement solely between Company and/or its Subsidiaries and (ii) agreements or arrangements not primarily relating to Taxes and entered into the ordinary course of business, including, without limitation, credit agreements, leases, and supply, sales and other similar commercial agreements.
(l)    Neither Company nor any of its Subsidiaries (i) is or has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was Company) or (ii) has any liability for a material amount of Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor or by contract.
(m)    Neither Company nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.
It is agreed and understood that this Section 3.9 and Section 3.10 contain the sole and exclusive representations and warranties of the Company and its Subsidiaries in respect of Tax matters
3.10    Employee Benefit Plans.
(a)    Section 3.10(a) of the Disclosure Schedule sets forth a list of all material Company Benefit Plans.
(b)    Company has delivered or made available to Parent correct and complete copies of the following with respect to each material Company Benefit Plan (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and (ii) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto.
(c)    Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Except as would not result in a material liability to Company, (i) all contributions (including all employer contributions and employee salary reduction contributions) that are due and owing as of June 1, 2018 have been paid to each Company Benefit Plan (or related trust) or held in the general assets of Company, any Company Subsidiary or any ERISA Affiliate or accrued, as appropriate; (ii) all contributions for any period ending on or before the day immediately prior to the Closing Date that are not yet due as of June 1, 2018 will have been paid to each Company Benefit Plan (or related trust) or held in the general assets of Company, any Company Subsidiary or any ERISA Affiliate or accrued, as appropriate, in accordance with the past custom and practice of Company, any Company Subsidiary and any ERISA Affiliate; (iii) all premiums or other payments for all periods ending on or before June 1, 2018 have been paid with respect to each Company Benefit Plan; and (iv) all premiums or other payments for all periods ending on or before the day immediately prior to the Closing Date will have been paid with respect to each Company Benefit Plan; and (v) there are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute.
(d)    Each Company Benefit Plan that is intended to be a qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service or may rely on a favorable opinion letter issued by the Internal Revenue Service and, to the Knowledge of Company, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification in any material respect.
(e)    No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code.
(f)    None of Company, any Company Subsidiary or any ERISA Affiliate contributes to or is required to contribute to any Multiemployer Plan.
(g)    No Company Benefit Plan provides health insurance, life insurance or death benefits to current or former employees (or their spouses or dependents) of Company, any Company Subsidiary or any ERISA Affiliate beyond their retirement or other termination of service, other than as required by Section 4980B of the Code.
(h)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer or director of Company or any Company Subsidiary to any payment or benefit under any Company Benefit Plan; (ii) increase the amount of any compensation or benefits otherwise payable by Company or any Company Subsidiary under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits under any Company Benefit Plan; or (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any employee, officer or director of Company or any Company Subsidiary.
(i)    All Company Benefit Plans that are group health plans have been operated and administered in all material respects in compliance with the Patient Protection and Affordable Care Act, and applicable regulations and guidance thereunder. Nothing has occurred with respect to any Company Benefit Plan that has subjected or would reasonably be expected to subject Company, any Company Subsidiary or any ERISA Affiliate to a material Tax or material penalty under Sections 4980D or 4980H of the Code.
(j)    Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Neither the Company nor any Company Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.
3.11    Labor Matters.
(a)    Neither Company nor any Company Subsidiary is a party to, or otherwise bound by, any collective bargaining agreement with any labor organization, union or association. Except as would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, there are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving Company or any Company Subsidiaries.
(b)    Each of Company and the Company Subsidiaries (i) are in material compliance with all applicable state, federal and local Laws relating to labor, employment and termination of employment, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations; and (ii) except as would not reasonably be expected to result in a material liability to Company and the Company Subsidiaries, have not engaged in any unfair labor practices or similar prohibited practices.
3.12    Compliance with Applicable Law and Orders.
(a)    Except as set forth in Section 3.12(a) of the Disclosure Schedule, since June 30, 2015, Company and each of its Subsidiaries (i) has complied in all material respects with all applicable Laws and Orders and (ii) has not received from any Governmental Entity written notice of any violation or alleged violation of any Law or Order, except where such violation or alleged violation would not be material to Company and its Subsidiaries, taken as a whole. Since June 30, 2015, all material reports required to be filed by Company or any its Subsidiaries with any Governmental Entity, including Form BD, have been timely filed, and were accurate in all material respects when filed.
(b)    Company and its Subsidiaries have all material registrations, licenses, permits, approvals, memberships, authorizations and consents of all Governmental Entities required for the lawful conduct of their respective businesses (as conducted as of June 1, 2018) and operation of their properties and each of the Company’s and its Subsidiaries’ respective directors, officers and employees have all material registrations, licenses, permits, approvals, memberships, authorizations and consents of all Governmental Entities required for the lawful conduct of their respective businesses (as conducted as of June 1, 2018) and operation of their properties (collectively, “Licenses”). As of June 1, 2018, neither Company nor any of its Subsidiaries has received any written notice from any Governmental Entity threatening the revocation or suspension of any material Licenses or seeking to restrict any of the material business activities of Company or its Subsidiaries.

(c)    Each of Company and its Subsidiaries have established and maintained since June 30, 2015 (i) a written anti-money laundering program that is reasonably designed to achieve compliance with applicable financial recordkeeping and reporting requirements of anti-money laundering Laws administered or enforced by any Governmental Entity in jurisdictions where Company and its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”) and (ii) a system of internal controls reasonably designed to provide compliance by Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws, except where, in the case of clauses (i) and (ii), the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
3.13    Material Contracts.
(a)    Except as set forth in Section 3.13(a) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or bound by, as of June 1, 2018, any of the following (excluding, in each case, any Company Benefit Plan) (each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Disclosure Schedule, is referred to as a “Material Contract”):
(i)    any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Company or any of its Subsidiaries is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business including margin loans with or on behalf of customers, consistent with past practice;
(ii)    any guarantee by Company or its Subsidiaries of, or any similar commitment by Company or its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person, other than those entered into in the ordinary course of business;
(iii)    any agreement which would be terminable other than by Company or its Subsidiaries or any agreement under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement;
(iv)    any contracts with independent contractors or consultants that cannot be cancelled by Company or any of its Subsidiaries without penalty or further payment and without more than ninety (90) days’ notice;
(v)    any contract or agreement that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by Company or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;
(vi)    any Real Property Lease;
(vii)    any contract or agreement that provides for the indemnification by Company or its Subsidiaries of any Person or the assumption of any environmental or other liability of any Person, other than in the ordinary course of business or as would not be material to Company and its Subsidiaries, taken as a whole;
(viii)    any contract that relates to the acquisition or disposition of any business, a material amount of equity or assets of any Person or any real property (whether by merger, sale of equity, sale of assets or otherwise) pursuant to which (A) Company reasonably expects that it is required to pay total consideration (including assumption of debt) after June 1, 2018 in excess of $50,000 or (B) any other Person has the right to acquire any assets of Company or its Subsidiaries after June 1, 2018 with a fair market value or purchase price in excess of $50,000;
(ix)    any written contract with any Governmental Entity (excluding Orders and Permits);
(x)    any contract that limits in any material respect the ability of Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area; and
(xi)    any contract or agreement involving consideration or other expenditure in excess of $50,000, payable to or by, as the case may be, Company or its Subsidiaries, other than contracts or agreements made in the ordinary course of business, consistent with past practice.
(b)    Company and its Subsidiaries have performed in all material respects all of the obligations required to be performed by them, and to the Knowledge of Company are not alleged to be in default in respect of, each Material Contract to which Company or its Subsidiaries are a party or by which Company or its Subsidiaries are bound, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Material Contracts is valid and binding on Company or its applicable Subsidiary and in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or its Subsidiaries or, to the Knowledge of Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto) have been made available to Parent

(c)    Section 3.13(c) of the Disclosure Schedule lists as of June 1, 2018 each guarantee by Company or its Subsidiaries of Indebtedness of any other Person.
3.14    Agreements with Regulatory Agencies. Except as set forth in Section 3.14 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of, any Governmental Entity in each case that restricts in any material respect the conduct of its business or that relates to its capital adequacy, its management or its business (each, a “Company Regulatory Agreement”), nor does Company have Knowledge of any pending or threatened regulatory investigation, action, proceeding, requests for information or documents in legal proceedings, subpoena or other action or legal process by any Governmental Entity against the Company, any Subsidiary or any director or officer of the Company (in their capacity as a director or officer of the Company), in each case that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
3.15    Insurance. Section 3.15 of the Disclosure Schedule contains a list as of June 1, 2018 of all current insurance policies applicable to Company and its Subsidiaries with respect to its business or that are otherwise maintained by or for Company or its Subsidiaries (the “Company Policies”). Except as set forth in Section 3.15 of the Disclosure Schedule, since January 1, 2015, there has not been any claim for coverage by Company or any of its Subsidiaries pending under any of the Company Policies as to which coverage has been questioned, denied or disputed in writing by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights. Each material Company Policy is in full force and effect as of June 1, 2018 and all premiums payable by Company or its Subsidiaries as of June 1, 2018 have been timely paid, by Company or its Subsidiaries, as applicable. Since December 31, 2015, neither Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of the Company Policies.
3.16    Title to Property.
(a)    Company and its Subsidiaries do not own any real property as of June 1, 2018. Section 3.16(a) of the Disclosure Schedule lists all leases or subleases (including all amendments, modifications, and supplements thereto) pursuant to which Company or its Subsidiaries leases land and/or buildings (the “Real Property Leases”).
(b)    Except as would not be material to Company and its Subsidiaries, taken as a whole, Company or one of its Subsidiaries has good and marketable leasehold interests in all parcels of real property leased to Company or a Company Subsidiary pursuant to the Real Property Leases, free and clear of all Liens of any nature created by Company or any of its Subsidiaries or, to the Knowledge of Company, any other Person, except for (i) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (ii) Liens for Taxes not yet due and payable or which may thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Liens and security obligations that are not delinquent, (v) Liens granted pursuant to or securing obligations under the Existing Debt Agreements and any agreements related thereto, (vi) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (vii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business in a manner consistent with past practice and (viii) such Liens that are not, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole (clauses (i) through (viii) collectively, “Permitted Liens”), and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases.
(c)    Each of the Real Property Leases is valid and binding on Company or its applicable Subsidiary and is in full force and effect (other than as disclosed in Section 3.16(c) of the Disclosure Schedule) and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or its Subsidiaries or, to the Knowledge of Company, with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event of default would not reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.
3.17    Intellectual Property.
(a)    Company and its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens (other than Permitted Liens) all material Intellectual Property used or held for use by Company and its Subsidiaries as of June 1, 2018 (collectively, the “Company Intellectual Property”) in the manner that it is used by Company and its Subsidiaries as of June 1, 2018.
(b)    Section 3.17(b) of the Disclosure Schedule lists all Company Intellectual Property that as of June 1, 2018 is the subject of a registration, issuance or pending application of Company or any of its Subsidiaries.
(c)    Except as set forth on Section 3.17(c) of the Disclosure Schedule, since January 1, 2015, neither Company nor any of its Subsidiaries has received written notice from any third-party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Company, neither Company nor any of its Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of Company, since January 1, 2015, no third party has interfered with, infringed upon, misappropriated or violated any material Company Intellectual Property. Except as set forth on Section 3.17(c) of the Disclosure Schedule, neither Company nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to, any Company Intellectual Property with third parties or permits third parties to use any Company Intellectual Property.

(d)    For the purposes of this Agreement, “Intellectual Property” shall mean any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefor, mask works, websites, know-how, trade secrets, algorithms, processes, and computer software programs or applications (in both source code and object code form).
3.18    Broker’s Fees. Except as set forth in Section 3.18 of the Disclosure Schedule, neither Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.
3.19    No Investment Adviser. Neither Company nor any Company Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.
3.20    Related Party Transactions.
(a)    Section 3.20(a) of the Disclosure Schedule identifies all agreements between any Company or any of its Subsidiaries, on the one hand, and any Stockholder or Affiliate of Company (other than Company and its Subsidiaries), on the other hand (the “Related Party Contracts”).
(b)    Section 3.20(b) of the Disclosure Schedule sets forth a correct and complete list, as of June 1, 2018, of the Related Party Contracts that will not be terminated at or prior to Closing.
(c)    Except as set forth on Section 3.20(c) of the Disclosure Schedule, no Stockholder or Affiliate of Company (other than Company and its Subsidiaries) owns any material property or asset used in the conduct of the business of Company and its Subsidiaries as of June 1, 2018.
3.21    Takeover Laws. The board of directors of Company has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.
3.22    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)    Since June 30, 2015, Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as conducted as of June 1, 2018.
(b)    Since June 30, 2015, neither Company nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in or from any real property that as of June 1, 2018 is, or, to the Knowledge of Company that is formerly, owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) as of June 1, 2018 subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to Company or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.
(c)    Since June 30, 2015, neither Company nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation to Company or its Subsidiaries under any Environmental Law.
(d)    Neither Company nor any of its Subsidiaries has received written notice since June 30, 2015 of and there is no action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation upon Company or its Subsidiaries with respect to any Environmental Law.
(e)    Neither Company nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.
3.23    Anti-Corruption Matters. Since June 30, 2015, none of Company, any of its Subsidiaries or, to the Knowledge of Company, director, employee or agent of Company or any of its Subsidiaries acting at the express direction of Company or its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments to any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic Governmental Entity official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since June 30, 2015, neither Company nor any of its Subsidiaries has disclosed in writing to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of Company, as of June 1, 2018, no Governmental Entity is investigating, examining, or reviewing Company's compliance with any applicable provisions of any Law relating to anti-corruption or bribery.
3.24    Broker Dealer Matters.
(a)    COR Clearing is a member in good standing with FINRA and is registered, licensed, qualified or a member of any other Governmental Entity (including as a broker-dealer with the SEC) where the conduct of its business requires it to be registered, licensed, qualified or a member and is and has been since June 30, 2015 in compliance in all material respects with all applicable rules and regulations of each such Governmental Entity, except for any non-compliance or failure to be so registered, licensed, qualified or a member as would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Section 3.24 of the Disclosure Schedule, there is no action or proceeding pending or, to Company’s Knowledge, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses, qualifications and memberships, except as would not, individually or in the aggregate, have a Material Adverse Effect.
(b)    Except as disclosed on COR Clearing’s Form BD, since June 30, 2015, none of Company or any of its Subsidiaries, nor any “person associated with” (as defined in the Exchange Act) COR Clearing, nor any member of any board of directors (or comparable governing body) of Company or COR Clearing, and during which time any such person was such a “person associated with” or “associated person” of COR Clearing has been (i) ineligible to serve as a broker-dealer or an “associated person” of a broker-dealer under Section 15(b) of the Exchange Act, (ii) subject to a “statutory disqualification” (as defined in the Exchange Act) or (iii) subject to a finding that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of COR Clearing as broker-dealer, municipal securities dealer or U.S. government securities broker under the Exchange Act. There is no investigation pending or, to the Knowledge of Company, threatened against COR Clearing or any of its “associated persons” that is reasonably likely to result in any such person being deemed ineligible as described in the foregoing clause (i), subject to a statutory disqualification as described in the foregoing clause (ii) or subject to a finding as described in the foregoing clause (iii).
(c)    At all times since June 30, 2015, COR Clearing has maintained “net capital” (as such term is defined in the Net Capital Rule) in excess of the minimum “net capital” required to be maintained by it under the Exchange Act, has not been required to file an early warning notification pursuant to Rule 17a-11 under the Exchange Act or a notification pursuant to FINRA Rule 4120 since June 30, 2015, and has not exceeded any of the Early Warning Thresholds since June 30, 2015.
(d)    Company has made available to Parent (i) a true, correct and complete copy of each of COR Clearing’s Uniform Applications for Broker-Dealer Registration on Form BD filed since June 30, 2015, reflecting all amendments thereto filed with the Central Registration Depository of FINRA prior to June 1, 2018 (a “Form BD”) and (ii) all material correspondence by the SEC and/or FINRA relating to COR Clearing since June 30, 2015. Each Form BD filed or submitted by Company or its Subsidiaries with or to any Governmental Entity since June 30, 2015 complied in all material respects at the time of filing with applicable Law.
(e)    None of Company nor any of its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or futures or swaps introducing broker under applicable Law, except in each case, as would not be materially adverse to Company and its Subsidiaries, taken as a whole.
3.25    Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all interest rate swaps, caps,

floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (“Derivative Contracts”), whether entered into for the account of Company or one of its Subsidiaries, were entered into (a) in the ordinary course of business, (b) in compliance with applicable Law and (c) with counterparties believed to have adequate financial resources for such transaction at the time. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor its Subsidiaries, nor to the Company’s Knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contracts and the financial position of the Company and its Subsidiaries on a consolidated basis thereunder has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied.
3.26    Investment Securities and Commodities.
(a)    Each of Company and its Subsidiaries has good title in all material respects to all securities and commodities held by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien (other than Permitted Liens), except as set forth in the financial statements included in Company Financial Statements or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects.
(b)    Company and its Subsidiaries and their respective businesses employ, to the extent required by applicable Law, investment, securities, commodities, risk management and other policies, practices and procedures, and Company and its Subsidiaries have, since June 30, 2015, been in compliance in all material respects with the terms of such policies, practices and procedures.
3.27    No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY COMPANY IN THIS ARTICLE III, NEITHER COMPANY NOR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO COMPANY, ITS SUBSIDIARIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY COMPANY IN THIS ARTICLE III, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY COMPANY

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, hereby represent and warrant to Company as follows:
4.1    Corporate Organization. Parent is a limited liability company and Merger Sub is a corporation, in each case duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Parent and its Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
4.2    Authority; No Violation.
(a)    Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Parent and Merger Sub. No other corporate proceedings (including any approvals of Parent’s stockholders) on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub. Assuming due authorization, execution and delivery by Company, this Agreement constitutes a valid and binding obligation on each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)    Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by either Parent or Merger Sub of the transactions contemplated hereby, nor compliance by either Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (A) violate any Laws or Orders of or with any Governmental Entities applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a Parent Material Adverse Effect.
4.3    Consents and Approvals. Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (b) the FINRA Approval, and (c) the Bank Regulator Approval, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by Parent or any of its Affiliates in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement or (ii) the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for such notices, consents, approvals, non-objections , waivers, authorizations, applications, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
4.4    Legal Proceedings. As of June 1, 2018, neither Parent nor any of its Affiliates is a party to any, and there are no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Affiliates that questions the validity of this Agreement or seeks to prohibit, enjoin, materially delay or otherwise challenge Parent or any of its Affiliates’ ability to consummate the transactions contemplated hereby.
4.5    Broker’s Fees. Neither Parent nor any of its Affiliates has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.
4.6    Financial Ability. Parent has as of June 1, 2018, and will have as of the Closing Date, access to (from its parent entity) sufficient immediately available funds and the financial ability to pay the Closing Consideration as contemplated hereby. The Guarantee is in full force and effect and is the legal, valid, binding and enforceable obligation of the Sponsor, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. A true and complete copy of the Guarantee is attached hereto as Exhibit C. No event has occurred or circumstance exists which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Sponsor under the Guarantee.
4.7    Agreements with Regulatory Agencies. Neither Parent nor any of its Affiliates is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive that would reasonably be expected to, individually or in the aggregate, have a Parent Material

Adverse Effect.
4.8    Operations of Merger Sub. Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Merger Sub is a wholly owned Subsidiary of Parent.
4.9    Investigation. Each of Parent and Merger Sub confirm that it has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, Company and its Subsidiaries.
4.10    No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III (a) PARENT AND MERGER SUB HAVE NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN DETERMINING TO ENTER INTO THIS AGREEMENT AND (b) PARENT AND MERGER SUB ACKNOWLEDGE AND AGREE THAT NONE OF COMPANY OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING WITH REGARD TO ANY INFORMATION COMPANY OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAVE MADE AVAILABLE TO PARENT OR MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING WITH RESPECT TO (i) THE BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, FUTURE OPERATING OR FINANCIAL RESULTS, PROJECTIONS, PROSPECTS, FORECASTS, ESTIMATES, PLANS OR BUDGETS FOR THE COMPANY AND ITS SUBSIDIARIES (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS, PROSPECTS, FORECASTS, ESTIMATES, PLANS OR BUDGETS), (ii) ANY MATERIALS, DOCUMENTS OR INFORMATION RELATING TO COMPANY OR ITS SUBSIDIARIES OR BUSINESSES MADE AVAILABLE TO PARENT OR MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IN THE COMPANY DATA ROOM OR OTHERWISE OR (iii) THE INFORMATION CONTAINED IN ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR IN ANY OTHER FORM PROVIDED TO PARENT OR MERGER SUB RESPECTIVE AFFILIATES OR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY).

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1    Conduct of Business of Company Prior to the Effective Time. During the period from June 1, 2018, to the Effective Time or the earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as set forth in Section 5.2 of the Disclosure Schedule, as may be required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably conditioned, withheld or delayed), Company has used and shall use, and has caused and shall cause each of its Subsidiaries to use, commercially reasonable efforts to (a) conduct its business in the ordinary course consistent with past practice, (b) preserve and maintain all of its Licenses, and (c) preserve and maintain intact its business organization and its significant business relationships in all material respects.
5.2    Forbearances of Company. During the period from June 1, 2018, to the Effective Time or the earlier termination of this Agreement, except as set forth in Section 5.2 of the Disclosure Schedule, as expressly required or permitted by this Agreement or as may be required by applicable Law, Company has not done and shall not do, and has not and shall not permit any of its Subsidiaries to do, any of the following, without the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed):
(a)    (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for dividends paid in the ordinary course of business by any direct or indirect wholly owned Company Subsidiary to Company or any other direct or indirect wholly owned Company Subsidiary) or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest, or (iii) issue any additional shares of capital stock of Company or sell, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary;
(b)    sell, lease, transfer, mortgage, encumber or otherwise dispose of any material portion of its properties or assets to any Person other than a direct or indirect wholly owned Company Subsidiary, except (i) in the ordinary course of business consistent with past practice or (ii) as expressly required by contracts or agreements in force as of June 1, 2018;
(c)    except as required under the terms of any Company Benefit Plan or in the ordinary course of business, (i) enter into, adopt, amend or terminate any material Company Benefit Plan, (ii) increase the compensation or benefits payable to any executive officer or director of Company, other than annual base compensation raises in the ordinary course of business, consistent with past practice, (iii) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to Company or any Company Subsidiary, or (iv) fund any rabbi trust or similar arrangement;
(d)    settle any claim, action or proceeding unless: (i) the amount payable by Company or any of its Subsidiaries in connection therewith would not exceed $1,000,000 individually or $5,000,000 in the aggregate, in each case, in excess of the amounts of (1) any proceeds received from any insurance policies in connection with such settlement or compromise and (2) the amount of such settlement or compromise specifically reserved for in the Company Financial Statements (including the notes thereto); and (ii) such settlement does not contain any restrictions upon Company or any of its Subsidiaries that would have a material effect on the business or reputation of Company or any of its Subsidiaries;
(e)    make any change in financial accounting methods or material financial accounting policies, except as required by changes in GAAP or any Governmental Entity having jurisdiction over Company and its Subsidiaries;
(f)    make, change or revoke any material Tax election, change an annual Tax accounting period, change any material method of Tax accounting, file any amended Tax Return, enter into any closing agreement with any Tax Authority in respect of material Taxes, or settle any claim, audit, assessment or dispute with respect to a material amount of Taxes in excess of the amounts reserved therefor on the financial statements of Company and its Subsidiaries;
(g)    adopt or implement any material amendment to its certificate of incorporation or any material changes to its bylaws or comparable organizational documents;
(h)    enter into any material new line of business;
(i)    make, or commit to make, any capital expenditures in excess of $1,000,000, individually or in the aggregate; or
(j)    delay payment of a material obligation otherwise due, except as contemplated or permitted by the Contract providing for such obligation;
(k)    reduce any coverage under, materially amend, or take any action that materially modifies, any Company Policy; or
(l)    agree to take any of the actions prohibited by this Section 5.2.
Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of Company or any of its Subsidiaries or the business of Company or any of its Subsidiaries prior to the Closing. Prior to the Closing, Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their operations.
5.3    Notice of Certain Events.
(a)    From the date hereof until the Closing or earlier termination of this Agreement, Company shall promptly notify Parent in writing of:
(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2(a) or (b) to be satisfied; and

(ii)    any legal, administrative, arbitral or other proceedings, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries commenced or, to Company’s Knowledge, threatened against Company that, if pending on June 1, 2018, would have been required to have been disclosed pursuant to Section 3.8 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)    Parent’s receipt of information pursuant to this Section 5.3 shall not in and of itself operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Company in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules. A failure of Company to provide information pursuant to this Section 5.3 shall not constitute a breach for purposes of the conditions set forth in Section 7.2(a) or (b).
(c)    Six weeks after the end of each quarter, Company shall use its reasonable best efforts to deliver the unaudited consolidated balance sheet of the Company as of the end of such quarter, and the related unaudited consolidated income statements and consolidated statements of cash flows for the period then-ending, together with all related notes and schedules thereto (collectively, the “Updated Financial Statements”). If such Updated Financial Statements are with respect to a fiscal year-end of Company and the Closing has not occurred within four (4) months of such fiscal year-end, in addition to the unaudited Updated Financial Statements, Company shall use its reasonable best efforts to deliver audited financial statements.
5.4    Exclusivity. From the date hereof until the Effective Time, or until this Agreement is terminated in accordance with its terms, and subject to the fiduciary duties of the board of directors of Company under applicable Law, Company shall not and shall cause its Subsidiaries not to, and shall use its reasonable efforts to cause its and its Subsidiaries’ respective Representatives not to, solicit or knowingly facilitate discussions with, engage in negotiations with, or provide nonpublic information to, any Person (other than Parent or its Representatives) concerning any potential sale of capital stock of, or merger, consolidation, combination, sale of substantially all assets or reorganization involving Company or any of its Subsidiaries.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1    Regulatory Matters.
(a)    Each of Parent and Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”). The parties hereto shall cooperate with each other and prepare and file, as promptly as practicable after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Each of Parent and Company shall use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.
(b)    Subject to applicable Laws relating to the exchange of information, Parent and Company shall, upon request, furnish each other with all information concerning Parent, Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may reasonably be necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Parent and Company shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any filing made or proposed to be made with, or written materials submitted or proposed to be submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.
(c)    Subject to applicable Law (including applicable Laws relating to the exchange of information), Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law, (i) each of Parent and Company shall promptly furnish the other with copies of notices or other communications received by it or any of its Subsidiaries (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, and (ii) each of Parent and Company shall provide the other a reasonable opportunity to review in advance, and to the extent practicable accept the reasonable comments of the other in connection with, any proposed non-confidential written communication to, including any filings with, any Governmental Entity, in each case subject to applicable Laws relating to the exchange of information. Any such disclosures may be made on an outside counsel-only basis to the extent required under applicable Law.
6.2    Access to Information; Confidentiality.
(a)    Subject to the Confidentiality Agreement, Company agrees to provide Parent and its officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives (each, a “Representative”), from time to time prior to the earlier of the Effective Time or the termination of this Agreement, such information as Parent shall reasonably request with respect to Company and its Subsidiaries and their respective businesses and such access to the properties, books and records and personnel of Company and its Subsidiaries as Parent shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere with the conduct of the business of Company or its Subsidiaries.

(b)    Parent and Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.
6.3    Stockholder Approval.
(a)    Company shall call a meeting of its Stockholders to be held as soon as reasonably practicable for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholder Meeting”). Subject to its fiduciary duties under applicable Law, the board of directors of Company shall use its reasonable best efforts to obtain the Company Stockholder Approval.
(b)    In accordance with the DGCL, Company shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder notifying such Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall include therewith a copy of Section 262 of Delaware Law and all such other information as required by the DGCL. The Stockholder Notice shall be subject to Parent’s advance review and approval, such approval not to be unreasonably withheld, conditioned or delayed.
(c)    During the thirty (30) days following the date hereof, Company may in its sole discretion, in lieu of the Company Stockholders Meeting and the other requirements of this Section 6.3, seek and obtain the written consent of the stockholders of Company representing 100% of the Company Common Stock to approve this Agreement and the transactions contemplated hereby in accordance with the relevant provisions of the DGCL and the Company Certificate of Incorporation and Company Bylaws.
6.4    Public Disclosure. Parent and Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and Company. Thereafter, Parent and Company will consult with and provide each other the reasonable notice of any press release or other public (or non-confidential) statement prior to the issuance of such press release or such other statement relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement prior to such notice, except as may be required by applicable Law.
6.5    Employee Benefit Matters.
(a)    From and after the Closing, Parent shall, and shall cause the Surviving Entity to honor all Company Benefit Plans in accordance with their terms as in effect immediately prior to the Closing. During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the “Continuation Period”), Parent shall provide each continuing employee of Company or any Company Subsidiary (each, a “Continuing Employee”) with (i) base compensation and incentive compensation opportunities that, in each case, are no less favorable than those provided to such Continuing Employee immediately prior to the Closing, and (ii) all other compensation and benefits that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Closing.

(b)    During the Continuation Period, Parent shall, or shall cause the Surviving Entity to, provide to each Continuing Employee who is terminated or receives notice of termination during the Continuation Period with severance benefits equal to the greater of (i) the severance benefits for which such Continuing Employee was eligible as of immediately prior to Closing, and (ii) the severance benefits provided for under the severance arrangements of Parent and its Subsidiaries. For purposes of this Section 6.5(b), the severance benefits provided to each Continuing Employee shall be determined without taking into account any reduction after the Closing in compensation paid to such Continuing Employee.
(c)    For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee and his or her eligible dependents shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d)    Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at or prior to the Effective Time.
(e)    Without limiting the generality of Section 10.12, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee (or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any other employee benefit plan, program, agreement or arrangement sponsored or maintained by Parent, Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan or any other employee benefit plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer or director any right to employment or continued employment with Parent or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries).
6.6    Additional Agreements. Subject to the terms and conditions of this Agreement, each of Company, Parent and Merger Sub agree to cooperate fully with each other and to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger. At and after the Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record in the Surviving Entity any and all right, title, and interest in, to and under any of the rights, properties, or assets of Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.
6.7    Indemnification; Directors’ and Officers’ Insurance.
(a)    For six years after the Effective Time, the Surviving Entity shall indemnify and hold harmless each Person who is now, or who has been at any time before the date hereof, or who becomes before the Effective Time, an officer or director of Company or any of its Subsidiaries or who is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another Person (each, a “D&O Indemnified Party”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative (each, a “Claim”), in which a D&O Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such Person is or was a director or officer of Company or a Subsidiary of Company if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before or after the Effective Time, to the fullest extent permitted by applicable Law. The Surviving Entity shall pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such proceeding to each D&O Indemnified Party to the fullest extent permitted by applicable Law. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any D&O Indemnified Party as provided in certificates or articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the request of Parent.
(b)    Parent shall, or shall cause the Surviving Entity to, obtain as of the Effective Time a six-year prepaid “tail” insurance policy for the Company’s existing directors’ and officers’ liability insurance policy with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the individuals covered by the Company’s existing directors’ and officers’ liability insurance policy with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided that in no event will the Parent or the Surviving Entity, as applicable, be required to expend an annual premium for such tail policy in excess of 300% of the annual premiums currently paid by the Company for the Company’s existing directors’ and officers’ liability insurance policy (the “Maximum Tail Policy Cost”). If such tail policy cannot be obtained for an amount equal to or less than the Maximum Tail Policy Cost, Parent or the Surviving Entity, as applicable, will obtain that amount of coverage obtainable for an amount equal to the Maximum Tail Policy Cost.
(c)    In the event the Surviving Entity (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) liquidates or dissolves or (iii) transfers all or substantially all of its properties and assets to any Person, then Parent shall make proper provision so that such continuing or surviving corporation or entity or transferee of such assets (or Parent, in the case of clause (ii)), as the case may be, shall assume the obligations set forth in this Section 6.7.
(d)    The provisions of this Section 6.7 are intended to be for the benefit of and shall be enforceable by, each D&O Indemnified Party, Person covered by the insurance contemplated by Section 6.7(b) and their respective heirs and representatives.
6.8    Contact with Customers and Suppliers. Parent and Merger Sub each hereby agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, it is not authorized to, and shall not (and shall not permit any of its Representatives or Affiliates to) contact or communicate with the employees, customers, providers, service providers, regulators and suppliers of Company or any of its Subsidiaries without prior consultation with and written approval of Company; provided, however, that this Section 6.8 shall not prohibit any contacts by Parent or its Representatives with the customers, providers, service providers, regulators and suppliers of Company or any of its Subsidiaries in the ordinary course of business unrelated to the transactions contemplated hereby.
6.9    Tax Matters.
(a)    Tax Return Preparation.    The Company shall, and shall cause each of its Subsidiaries to, (i) prepare in the ordinary course of business and consistent with past practice (except as otherwise required by Applicable Law) and timely file all Tax Returns that are required to be filed by it on or before the Closing (“Post-Signing Returns”) and (ii) permit Parent to review and comment on all material Post-Signing Returns (which comments the Holder Representative shall consider in good faith) and deliver drafts of such Post-Signing Returns to Parent no later than 10 Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed. Parent shall, on behalf of the Company and its Subsidiaries (A) prepare in the ordinary course of business and consistent with past practice (except as otherwise required by Applicable Law) and timely file all Tax Returns that are required to be filed by them after the Closing that relate to any Taxable period beginning on or before the Closing Date (“Post-Closing Returns”) and (B) permit the Holder Representative to review and comment on all material Post-Closing Returns and deliver drafts of such Post-Closing Returns, to the Holder Representative no later than 20 Business Days prior to the date

(including extensions) on which such Post-Closing Returns are required to be filed. Parent shall not unreasonably refuse to reflect in such Post-Closing Returns as filed any comments made by the Holder Representative with respect to such Post-Closing Returns. Payments of any amounts shown as due on any Post-Closing Returns shall be paid solely from and to the extent of the Withheld Amount.
(b)    Tax Refunds. The Equityholders shall be entitled to any refund of (or credit for) Taxes attributable to any Pre-Closing Periods and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. Any such refunds received by Parent or its Affiliates shall be promptly, and in any event within thirty (30) days of the receipt of such refund, shall be paid to the Holder Representative, on behalf of and for distribution to the Equityholders the amount of any refund or credit to which such holders are entitled under this Section 6.9(b) (including any interest paid thereon and net of any Taxes to the party receiving such refund or credit) in readily available funds within fifteen (15) days of the actual receipt by Parent of the refund or credit or the application of such refund or credit against amounts otherwise payable.
(c)    Tax Cooperation and Exchange of Information. Each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or a right to refund of Taxes, or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.
(d)    Termination of Tax Sharing Agreements. The Company shall terminate any Tax sharing or similar agreements to which the Company and its Subsidiaries are a party thereto effective as of the Closing Date.
(e)    FIRPTA Certificate. On or prior to the Closing, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3).
(f)    Tax Treatment of Certain Payments. Except to the extent otherwise required pursuant to applicable Law (including a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law)), the parties shall (and shall cause their respective Affiliates to) treat any and all payments under Section 6.9 or under Article VIII as an adjustment to the purchase price for all Tax purposes.

ARTICLE VII
CONDITIONS PRECEDENT
7.1    Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:
(a)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b)    FINRA. (i) (A) FINRA’s approval in accordance with FINRA Rule 1017 shall have been obtained (the “FINRA Approval”), and such approval shall not contain or result in, or reasonably be expected to result in, the imposition of a Burdensome Condition (as defined herein), or (B) thirty (30) days shall have passed since a substantially complete application for the FINRA Approval shall have been submitted, and FINRA shall not have notified the Company or any of its Affiliates that it intends to impose a membership restriction on COR Clearing in connection with the FINRA Approval that would contain or result in, or reasonably be expected to result in, the imposition of a Burdensome Condition, and (ii) in the event that COR Clearing is or becomes subject to a statutory disqualification from membership in FINRA, FINRA shall have approved COR Clearing’s application on Form MC-400A to accept COR Clearing’s continued membership in FINRA, and such approval shall not contain or result in, or reasonably be expected to result in, the imposition of a Burdensome Condition. For purposes of this Agreement, “Burdensome Condition” means any condition, prohibition, limitation, or other requirement which would (i) prohibit or materially limit the ownership or operation by (a) Company and the Company Subsidiaries, or indirectly by Parent, of all or any material portion of the business or assets of Company and the Company Subsidiaries, taken as a whole (after giving effect to the restrictions set forth in the order resolving the matter set forth on Section 7.1(e) of the Disclosure Schedule), or (b) Parent and its bank Subsidiaries of all or any material portion of the business or assets of Parent and its bank Subsidiaries, taken as a whole; (ii) compel Parent or Company to pay any net amounts that would be material as compared to the value of the transactions contemplated by this Agreement (other than filing fees, fees of professional advisors and amounts paid either (x) by Sellers or (y) by Company prior to the Closing out of proceeds otherwise due to Sellers at the Closing); (iii) compel Parent or any of its Subsidiaries to divest any banking business material to Parent and its Subsidiaries, taken as a whole, or to otherwise dispose of all or any material portion of the business or assets of the Company and the Company Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole; (iv) increase the capital requirements applicable to Parent on a consolidated basis under applicable Law in any material respect; or (v) otherwise be reasonably likely to have a material and adverse effect on Parent and its Subsidiaries, taken as a whole.
(c)    Bank Regulator Approval. If required under applicable Law in the reasonable opinion of Parent’s counsel and Parent delivers written notice of the same to the Company prior to October 15, 2018, approval of the Merger and the other transactions contemplated hereby of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act, as amended, and the regulations promulgated thereunder shall have been obtained (the “Bank Regulator Approval”), and such Bank Regulator Approval shall not contain or result in, or reasonably be expected to result in, the imposition of a Burdensome Condition.

(d)    No Injunctions or Restraints; Illegality. No final order, injunction, decree or judgment issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.
(e)    SEC Waivers. COR Clearing shall not require any regulatory waiver from the SEC as a result of the resolution of the matter set forth on Section 7.1(e) of the Disclosure Schedule, which waiver has not been obtained.
7.2    Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Closing is also subject to the satisfaction or waiver (to the extent permitted by applicable Law) by Parent at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. (i) Each of the representations and warranties of Company set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b)(i), Section 3.5, Section 3.9, Section 3.18 and Section 3.22 of this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of June 1, 2018 and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date other than June 1, 2018, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; (ii) each of other representations and warranties of Company shall be true and correct in all material respects, at and as of the June 1, 2018 and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date other than June 1, 2018, in which case as of such specific date); provided, however, that clause (ii) of this condition shall be considered satisfied unless the failure of such representations and warrants to be true and correct has had or would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect.
(b)    Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.
(c)    Officer’s Certificate. Parent shall have received a certificate signed on behalf of Company by an authorized officer of Company stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.
(d)    Material Adverse Effect. From June 1, 2018, there shall not have occurred any Material Adverse Effect that is continuing.
(e)    Required Consents. The condition set forth on Section 7.2(e) of the Disclosure Schedule shall have been satisfied or waived by Parent.

(f)    Terminations. Parent shall have received evidence of the termination of the agreement set forth on Section 7.2(f) of the Disclosure Schedule, in form and substance reasonably satisfactory to Parent.
7.3    Conditions to Obligations of Company. The obligation of Company to effect the Closing is also subject to the satisfaction or waiver (to the extent permitted by applicable Law) by Company at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2(a), Section 4.2(b)(i) and Section 4.5 shall be true and correct in all material respects at and as of June 1, 2018 and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date other than June 1, 2018, in which case as of such specific date); and (ii) each of the other representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of June 1, 2018 and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date other than June 1, 2018, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.
(c)    Officer’s Certificate. Company shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of Parent stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.
(d)    Guarantee. The Guarantee shall be in full force and effect.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION
8.1    Survival. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing and shall remain in full force and effect until the fifteen (15)-month anniversary of the Closing Date, provided, however, that the representations and warranties in Sections 3.1, 3.2, 3.3(a), 3.18, 4.1 and 4.2(a) shall survive indefinitely. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty (other than the representations and warranties contained in Section 3.5 and 3.7(i)) shall be determined without regard to any materiality or Material Adverse Effect qualification contained in such representation or warranty.
8.2    Indemnification.
(a)    Subject to the provisions of this Article VIII, effective at and after the Closing, Parent and its Affiliates and their respective directors, officers, employees, agents, representatives, successors and assigns (collectively, the “Parent Indemnified Parties”) shall be entitled to indemnification, solely from the Sellers on a several (and not joint or joint and several) basis and solely from and to the extent of the Withheld Amount in accordance with the Withholding Notes (pro rata in accordance with each Seller’s respective Seller Reserve Percentages), for any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) whether involving a third-party claim or a claim solely between the parties hereto (“Damages”), to the extent actually suffered or incurred by a Parent Indemnified Party arising out of or resulting from: (i) the failure of any of the representations or warranties of Company set forth in Article III to be true and correct on June 1, 2018 or at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date); (ii) any breach of a covenant or agreement to be performed by Company pursuant to this Agreement; (iii) any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder in respect of such Dissenting Shares had such holders not been holders of Dissenting Shares; (iv) all Excluded Taxes; or (v) any monetary fines or penalties imposed on the Company or any of its Subsidiaries by a Governmental Entity arising directly from the matter set forth on Section 7.1(e) of the Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement, (A)  the Parent Indemnified Parties shall not be entitled to indemnification pursuant to this Section 8.2(a) unless and until the aggregate amount of Damages for which all Parent Indemnified Parties are entitled to indemnification pursuant to this Section 8.2(a) exceeds $500,000 (the “Basket”), in which case the Parent Indemnified Parties, subject to Section 8.2(a)(B), shall be entitled to indemnification for only such amount of Damages in excess of the Basket; and (B) the aggregate amount of all Damages to which all Parent Indemnified Parties may be entitled to indemnification pursuant to this Section 8.2(a) shall in no event exceed the Withheld Amount.
(b)    Subject to the provisions of this Article VIII, effective at and after the Closing, Parent hereby indemnifies each Equityholder and their Affiliates and their respective directors, officers, employees, agents, representatives, successors and assigns (collectively, the

“Holder Indemnified Parties”) for and agrees to hold each of them harmless from any and all Damages to the extent actually suffered or incurred by a Holder Indemnified Party arising out of or resulting from: (i) the failure of any of the representations or warranties of Parent or Merger Sub set forth in Article IV to be true and correct on June 1, 2018 or at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date); and (ii) any breach of covenant or agreement to be performed by Parent or Merger Sub pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, (A) the Holder Indemnified Parties shall not be entitled to indemnification pursuant to this Section 8.2(b) unless and until the aggregate amount of Damages for which all Holder Indemnified Parties are entitled to indemnification pursuant to this Section 8.2(b) exceeds the Basket, in which case the Holder Indemnified Parties, subject to Section 8.2(b)(B), shall be entitled to indemnification for only such amount of Damages in excess of the Basket; and (B) the aggregate amount of all Damages to which all Holder Indemnified Parties may be entitled to indemnification pursuant to this Section 8.2(b) shall in no event exceed $7,500,000.
8.3    Third-Party Claims.
(a)    The party seeking indemnification under Section 8.2 (the “Indemnified Party”) agrees to give prompt notice in writing to the Indemnifying Party of the assertion of any claim or the commencement of any suit, action or proceeding by any third-party (“Third-Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party. The Holder Representative shall give and receive notices and make all determinations on behalf of the Sellers and the Holder Indemnified Parties pursuant to this Article VIII. “Indemnifying Party” means (i) in the case of any claim for indemnification brought by a Holder Indemnified Party, Parent, and (ii) in the case of any claim for indemnification brought by a Parent Indemnified Party, the Holder Representative, but solely for administrative purposes including receiving notice and controlling the defense and settlement of a Third-Party Claim pursuant to this Section 8.3 and Section 8.4; provided that in no circumstance shall the Holder Representative (in his capacity as such) have any obligation to indemnify any party pursuant to this Agreement.
(b)    Except as provided below, the Indemnifying Party shall be entitled to control and select counsel (which counsel shall be reasonably acceptable to the Indemnified Party) for such defense at its expense.
(c)    If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, denied, conditioned or delayed) before entering into any settlement of such Third-Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third-Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in (but not control) the defense of any

Third-Party Claim and to employ separate counsel of its choice for such purpose, provided, that the fees and expenses of such separate counsel shall be paid by the Indemnified Party (except the Indemnifying Party shall be responsible for the reasonable fees and expenses of one firm of counsel for all Indemnified Parties if the Indemnified Parties shall have been advised in writing by counsel that an actual or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party); provided, further, that no Indemnified Party shall settle or compromise any such Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). Each party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may reasonably be requested in connection therewith.
(d)    If any payment is made on a Third-Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third-Party Claim and shall be entitled to pursue recovery against the applicable insurers or other Persons in respect of such benefits or other claims.
(e)    Notwithstanding any of the foregoing (or any other provision in this Agreement to the contrary), each party shall have the exclusive right to control any Tax Proceeding in respect of Taxes of or imposed on such party or any of its Affiliates; provided, that in the case of any Tax Proceeding with respect to (1) Taxes for which the Parent Indemnified Parties may be entitled to indemnification pursuant to this Article VIII and (2) Taxes that are not Taxes for which the Parent Indemnified Parties may be entitled to indemnification pursuant to this Article VIII (and the portion of such Tax Proceeding for Taxes for which the Parent Indemnified Parties may be entitled to indemnification pursuant to this Article VIII is not separable from the portion of such Tax Proceeding for Taxes that are not Taxes for which the Parent Indemnified Parties may be entitled to indemnification pursuant to this Article VIII), the Controlling Party shall have the right to control such Tax Proceeding; provided, that (i) the Controlling Party shall provide the Non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) the Controlling Party shall consult with the Non-Controlling Party before taking any significant action in connection with such Tax Proceeding, (iii) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Controlling Party shall defend such Tax Proceeding diligently and in good faith is if it was the only party in interest in connection with such Tax Proceeding, (v) the Non-Controlling Party shall be entitled to receive copies of any written materials relating to such Tax Proceeding received from the relevant Tax Authority and (vi) the Controlling Party shall not settle, compromise or abandon such Tax Proceeding without obtaining the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this Section 8.3(e), “Controlling Party” shall mean the Holder Representative, if the Sellers are reasonably expected to bear the greater Tax liability in connection with the relevant Tax Proceeding, and Parent, if Parent is reasonably expected to bear the greater Tax liability in connection with the relevant Tax Proceeding, and “Non-Controlling Party” shall mean whichever of the Holder Representative or Parent is not the Controlling Party with respect to such Tax Proceeding.
8.4    Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 8.2 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.
8.5    Calculation of Damages.
(a)    The amount of any Damages payable under Section 8.2 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person (net of any expenses incurred in securing such recovery). If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person in respect of such Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any such indemnification payment up to the amount received by the Indemnified Party from such other source, net of any expenses incurred by such Indemnified Party in collecting such amount.
(b)    No party shall be liable under this Agreement for any consequential, special, exemplary, treble, incidental, indirect or punitive Damages, lost profits, or diminution of value or similar items (except to the extent actually awarded by a Governmental Entity to a third Person in connection with a Third-Party Claim).
(c)    Each Indemnified Party shall use commercially reasonable efforts to mitigate Damages hereunder and to collect any amounts available under insurance coverage or from third parties for any Damages payable under Section 8.2.
(d)    Notwithstanding any provision hereof to the contrary, each Seller acknowledges and agrees that its Withholding Note shall provide that the principal amount thereof shall serve to assure the indemnification obligations of such Seller (and only such Seller, and not any other Seller) pursuant to this Article VIII. Parent and Merger Sub acknowledge and agree that the indemnification obligations of Sellers pursuant to this Article VIII, and the amount of any Damages payable to the Parent Indemnified Parties pursuant to Section 8.2, shall be satisfied solely from and in accordance with the Withholding Notes (pro rata in accordance with each Seller’s respective Seller Reserve Percentages).
(e)    In determining the amount of any Damages for which the Indemnified Parties are entitled to assert a claim for indemnification hereunder, the amount of any such Damages will be determined after deducting therefrom the amount of any Tax benefit actually realized by the Indemnified Party in cash or a reduction of Taxes otherwise payable, in each case as a result of such Damages.

8.6    Sole and Exclusive Remedy. After the Closing, this Article VIII will provide the sole and exclusive remedy for any and all Damages or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any Exhibit, Schedule or certificate delivered hereunder, in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise, except as contemplated by Section 2.7(g), remedies for common law fraud pursuant to claims asserted only against the Persons committing such common law fraud, or with respect to matters for which the remedy of specific performance or injunctive relief are available.
8.7    Certain Procedures with Respect to the Withholding Notes.
(a)    Promptly (and in any event within five (5) Business Days) upon any Parent Indemnified Party becoming entitled to reduction of principal from the Withholding Notes pursuant to this Agreement and the Withholding Notes, Parent and the Holder Representative shall execute joint written instructions to the Surviving Company instructing the Surviving Company to so reduce such principal (pro rata in accordance with each Seller’s respective Seller Reserve Percentages).
(b)    On the maturity date of the Withholdings Notes, Parent shall cause the Surviving Company to repay in full the remaining principal and accrued interest balance of each Withholding Note (if any) to the Seller party thereto.
8.8    Holder Representative.
(a)    By virtue of the approval of the Merger by the Stockholders, the Equityholders hereby appoint, authorize and empower Carlos Salas (the “Holder Representative”) to be the exclusive proxy, representative, agent and attorney-in-fact of each of the Equityholders, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of the Equityholders at any time, in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of Sections 2.4, 2.5, 2.7, 2.8, 6.9 and 9.4 and this Article VIII. By executing this Agreement, the Holder Representative accepts such appointment, authority and power. Without limiting the generality of the foregoing, the Holder Representative shall have the power to take any of the following actions on behalf of such Equityholders: (i) to give and receive notices, communications and consents under this Article VIII; (ii) to receive and distribute payments pursuant to this Article VIII; (iii) to waive any provision of this Article VIII; (iv) to investigate, defend, contest or litigate any claim or action (including Third-Party Claims) initiated by any Person against the Holder Representative or any Equityholders; (v) to receive process on behalf of any or all Equityholders in any such claim or action; (vi) to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third-party intermediaries with respect to any disputes with respect to matters which are indemnifiable pursuant to this Article VIII; (vii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Holder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Article VIII and the transactions contemplated by this Article VIII; (viii) to consent to a waiver of a provision of this Agreement in accordance with Section 9.4; (ix) to make any decisions with respect to the determination of the Regulatory Net Capital, Net Debt, Transaction Expenses and Accounting Principles; and (x) to engage, obtain the advice, incur and pay expenses of legal counsel, accountants and other professional advisors as the Holder Representative, in his sole discretion, deems necessary or advisable in the performance of his duties and to rely on their advice and counsel.
(b)    The appointment of the Holder Representative by each Equityholder is coupled with an interest and may not be revoked in whole or in part (including, upon the death or incapacity of such Equityholder). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each such Equityholder. All decisions of the Holder Representative shall be final and binding on all of the Equityholders, and no such Equityholders shall have the right to object, dissent, protest or otherwise contest the same. Each of Parent and Merger Sub shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Holder Representative and any document executed by the Holder Representative on behalf of any Equityholder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon. Notwithstanding anything to the contrary in this Agreement, the Holder Representative shall have no liability or obligation of any nature under this Agreement to any party hereto or any third-party beneficiary hereof. To the extent any costs and expenses are incurred by the Holder Representative in connection with the performance of his duties and obligations pursuant to this Agreement, including in connection with Section 2.7 or in connection with the defense of any Third-Party Claim pursuant to Article VIII, the Holder Representative shall be entitled to recover up to $100,000 of such costs and expenses from the Withheld Amount. To effectuate such payment from the Withheld Amount, Parent shall cause the Surviving Entity to disburse such amount in cash to the Holder Representative and reduce the principal of the Withholding Notes by a corresponding amount in the aggregate, pro rata among the Withholding Notes in accordance with the Seller Reserve Percentages, as is reasonably requested from time to time in writing by the Holder Representative to pay such costs and expenses. Upon request of the Holder Representative, the Equityholders shall promptly reimburse the Holder Representative for any Damages, costs or expenses incurred by the Holder Representative in connection with its obligations and duties hereunder to the extent such Damages, costs or expenses are not otherwise reimbursed from the Withheld Amount as set forth in this Section 8.8(c).
(c)    The Holder Representative may resign by providing twenty (20) days’ prior written notice to each Equityholder and Parent and Merger Sub. In the event that a Holder Representative has resigned, a new Holder Representative shall be appointed by a vote of the Equityholders that collectively owned more than 50% of the shares of Company Common Stock immediately prior to the Effective Time; provided, however, that such appointment shall be subject to such replacement Holder Representative notifying Parent and Merger Sub in writing of his, her or its appointment and appropriate contact information for purposes of this Agreement, and each of Parent and Merger Sub shall be entitled to rely upon, without independent investigation, the identity of such replacement Holder Representative as set forth in such written notice.
ARTICLE IX
TERMINATION AND AMENDMENT
9.1    Termination. This Agreement may be terminated at any time prior to the Effective Time:
(a)    by mutual written consent of Company and Parent;
(b)    by either Company or Parent, if the Closing shall not have occurred on or before the End Date (provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date if such action or failure to act constitutes a breach of this Agreement);
(c)    by either Company or Parent, if any Regulatory Approval required to be obtained pursuant to Section 7.1(b) or (b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;
(d)    by Company, if Parent or Merger Sub has breached or is in breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement in any respect, which breach would, individually or together with all such other than uncured breaches by Parent or Merger Sub, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied on the Closing Date and such breach is not cured by the earlier of (i) the End Date and (ii) the twentieth (20th) Business Day after written notice thereof to Parent or by its nature or timing cannot be cured within such time period;
(e)    by Parent, if Company has breached or is in breach of any representation, warranty, covenant or agreement of Company contained in this Agreement in any respect, which breach would, individually or together with all such other than uncured breaches by Company, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied on the Closing Date and such breach is not cured by the earlier of (i) the End Date and (ii) the twentieth (20th) Business Day after written notice thereof to Company or by its nature or timing cannot be cured within such time period; and
(f)    by Parent or Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting or in accordance with Section 6.3(c).
9.2    Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) Section 6.2(b) (Access to Information; Confidentiality), this Section 9.2 (Effect of Termination), Section 9.3 (Amendment), Section 9.4 (Extension; Waiver) and Article X (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this

Agreement.
9.3    Amendment. Subject to compliance with applicable Law, this Agreement may be amended by Parent and Company; provided, however, after any approval of the transactions contemplated by this Agreement by the Stockholders of Company, there may not be, without further approval of such Stockholders, any amendment of this Agreement that requires such further approval under applicable Law; provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Parent and Company.
9.4    Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.
ARTICLE X
GENERAL PROVISIONS
10.1    Expenses. Except as otherwise expressly provided in this Agreement (including with respect to Transaction Expenses), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
10.2    Notices. All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally, by facsimile or email, by registered or certified mail (postage prepaid, return receipt requested) or deposited with a reputable overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)    if to Company, to:
COR Securities Holdings Inc.
233 Wilshire Boulevard
Suite 400
Santa Monica, CA 90401
Attention: Carlos Salas
with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Matthew M. Guest, Esq.

Fax: (212) 403-2000
(b)    if to Parent or Merger Sub, to:
BofI Federal Bank
4350 La Jolla Village Drive
Suite 140
San Diego, California 92122
Attention: Greg Garrabrants, Chief Executive Officer
Fax: (858) 764-6540
with copies (which shall not constitute notice) to:

BofI Federal Bank
4350 La Jolla Village Drive
Suite 140
San Diego, California 92122
Attention: Eshel Bar-Adon, Chief Legal Officer
Fax: (858) 764-6561
and
Thompson Coburn LLP
1909 K Street N.W. Suite 600
Washington, DC 20006-1167
Attention: Raymond J. Stewart, Esq.
Fax: (202) 508-1020
(c)    if to Sellers:
if to COR Advisors LLC, to:
Steve Sugarman
c/o Michaelman & Robinson
10880 Wilshire Blvd., 19th Floor
Los Angeles, California 90024
Email: sas@sugarmaninc.com
if to Carlos Salas, to:
Carlos Salas
c/o COR Securities Holdings Inc.
233 Wilshire Blvd., Suite 400
Santa Monica, CA 90401
Email: salas@corsecurities.com
if to Legent Group, LLC, to:

94 West Wharf Rd.
Madison, Connecticut 06643
Attention: Henry C. Duques
Email: ric_duques@yahoo.com
Phone: (941) 266-7005

or

622 S. Owl Dr.
Sarasota, Florida 34236
Attention: Henry C. Duques
Email: ric_duques@yahoo.com
Phone: (941) 266-7005

if to St. Cloud Capital Partners II, L.P., to:

Robert Lautz
St. Cloud Capital
10866 Wilshire Blvd., Suite 1450
Los Angeles, California 90024
Phone: (310) 475-2700 x 104
Fax: (310) 475-0550
E-mail: rlautz@stcloudcapital.com

(d)    if to Holder Representative, to:
Carlos Salas
c/o COR Securities Holdings Inc.
233 Wilshire Blvd., Suite 400
Santa Monica, CA 90401
Email: salas@corsecurities.com
with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Matthew M. Guest, Esq.
Fax: (212) 403-2000
All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or email, (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one (1) Business Day after being deposited with a reputable overnight courier.
10.3    Interpretation. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.
10.4    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
10.5    Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such party forever waives any such defense. This Agreement is not binding unless and until signature pages are executed and delivered by each of the parties hereto.
10.6    Entire Agreement. This Agreement (including the Disclosure Schedule and other documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
10.7    Governing Law; Venue; WAIVER OF JURY TRIAL.
(a)    All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery in the State of Delaware or, only if such court lacks jurisdiction, any federal court sitting in the State of Delaware (collectively, the “Delaware Courts”), and, solely in connection with claims arising under this Agreement or that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Delaware Courts; (ii) waives any objection to laying venue in any such action or proceeding in the Delaware Courts; (iii) waives any objection that the Delaware Courts are an inconvenient forum or do not have jurisdiction over any party; and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.2.
(c)    Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable proceeding, any right such party may have to a trial by jury in respect of any proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.7.
10.8    Remedies Cumulative. Except as otherwise provided herein and without limiting Section 8.6, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.
10.9    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
10.10    Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:
“Accounting Principles” shall mean the accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) that are required for compliance with the Net Capital Rule; provided, however, that it is acknowledged and agreed that COR Clearing computes net capital in accordance with Net Capital Rule 15c3-1(a)(1)(ii), and any reference to the use of Accounting Principles by Parent or any of its Subsidiaries shall incorporate the application, if applicable, of such provision.
“Adjusted Excess Regulatory Net Capital” shall mean (x) Adjusted Regulatory Net Capital minus (y) Required Net Capital.
“Adjusted Regulatory Net Capital” shall mean Regulatory Net Capital plus Interest Receivable on Bank Sweep Deposits.
“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.
“Agent” shall mean such Person designated by Company in its sole discretion prior to the Closing to administer the Exchange Fund.
“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Los Angeles, California are authorized or obligated pursuant to legal requirements or executive order to be closed.
“Cash” shall mean the sum of all cash, cash equivalents, marketable securities and other liquid investments plus all deposited and uncleared bank deposits, and less all outstanding checks.
“Closing Cash” shall mean the aggregate amount of Cash of Company as of 11:59 p.m. New York City time on the date immediately preceding the Closing Date.
“Closing Consideration Per Share” shall mean the amount equal to the quotient obtained by dividing (a) the Closing Consideration by (b) the Fully Diluted Number.
“Closing Indebtedness” shall mean the aggregate amount of Indebtedness of Company and its Subsidiaries as of 11:59 p.m. New York City time on the date immediately preceding the Closing Date.
“Closing Warrant Consideration Per Share” shall mean, with respect to each share of Company Common Stock underlying any Warrant, (a) the Closing Consideration Per Share minus (b) the exercise price for such share of Company Common Stock as specified in such Warrant.

“Code” means the Internal Revenue Code of 1986, as amended.
“Company Benefit Plan” shall mean each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each profit sharing, bonus, stock option, stock purchase, restricted stock, incentive, phantom stock plan or agreement, deferred compensation, retiree medical or life insurance, welfare, fringe benefit retirement, employment, severance or other compensatory or benefit plan, program, policy or arrangement, and all retention, employment, termination, severance, change of control or other contracts or agreements to which Company or any Company Subsidiary is a party, or that are sponsored, maintained or contributed to by Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of Company or any Company Subsidiary, other than any Multiemployer Plan.
“Company Common Stock” shall mean the common stock, par value $0.01 of Company.
“Confidentiality Agreement” shall mean that certain letter agreement, dated as of August 14, 2017, by and between Company, COR Clearing, and BofI Federal Bank (as it may be amended from time to time).
“COR Clearing” means COR Clearing LLC, a Delaware single-member limited liability company and wholly owned subsidiary of Company.
“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.
“Disclosure Schedule” shall mean the disclosure schedule dated as of the date hereof and delivered by Company to Parent concurrent with the execution and delivery of this Agreement.
“Early Warning Thresholds” shall mean (a) the prescription of any capital or net worth requirements by FINRA pursuant to Rule 4110(a); (b) a direction by FINRA pursuant to Rule 4130(c) or (d); or (c) any threshold or limit found at SEC Rule 17a-11 or FINRA Rules 4110(d), 4120, 4130(c) or (d) or 4521(c).
“End Date” shall mean the date that is nine (9)-months following the date hereof.
“Equityholders” shall mean all of the Stockholders and Warrantholders.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that would be considered a single employer with Company or any Company Subsidiary within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Estimated Closing Warrant Consideration Per Share” shall mean, with respect to each share of Company Common Stock underlying any Warrant, (a) the Estimated Closing Consideration Per Share minus (b) the exercise price for such share of Company Common Stock as specified in such Warrant.

“Excluded Taxes” means (i) any Taxes of Company or any of its Subsidiaries for any Pre-Closing Period or resulting from any transaction in the Pre-Closing Period and (ii) any Taxes of any other Person for which Company or any of its Subsidiaries may be liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise. For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes of the Company and its Subsidiaries allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.
“Existing Debt Agreements” shall mean (a) that certain Loan and Security Agreement, dated September 23, 2016, by and between Company and The PrivateBank and Trust Company; (b) that certain Broker Loan and Security Agreement, dated February 22, 2012, between BMO Harris Bank N.A. and Legent Clearing LLC; (c) that certain Credit Agreement, dated November 4, 2015, among Company, COR Clearing, BMO Harris Bank N.A., Bankers Trust Company and Texas Capital Bank, as amended; (d) that certain Second Amended and Restated Loan and Security Agreement, dated June 8, 2016, between COR Clearing and Texas Capital Bank, National Association; and (e) that certain Amended and Restated Promissory Note, dated September 23, 2016, by and among St. Cloud Capital Partners II, LP, and Company.
“Fully Diluted Number” shall mean the sum of (a) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (b) the aggregate number of shares of Company Common Stock subject to issuance pursuant to the Warrants as of immediately prior to the Effective Time.
“Indebtedness” shall mean, without duplication, (a) any indebtedness for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or mortgage; (c) any accounts payable, bonuses payable, accrued operating liabilities, deposits payable and current income tax payable (in each case, exclusive of any employee retention bonuses payable ); (d) obligations or liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations or liabilities are required to be classified as capitalized lease obligations under GAAP; (e) any Indebtedness referred to in the foregoing clauses (a) through (d) of any Person that is either (i) guaranteed (including under any “keep well” or similar arrangement) by, or (ii) secured by any Lien upon any property or asset owned by, Company or its Subsidiaries (provided that the amount of such Indebtedness described in this clause (ii) shall be the lesser of (A) the fair market value (as determined in good faith by Company) of such asset as of the date of determination and (B) the amount of such Indebtedness of such other Persons); provided, however, that Indebtedness of Company shall in no event include (x) Indebtedness of COR Clearing or (y) Indebtedness owed solely among Company and COR Clearing. “Indebtedness” shall include, in addition to any principal and interest amounts due and owing, all additional cash payments required by a lender in accordance with the applicable written agreement to fully extinguish such liabilities as of the applicable date.

“Interest Receivable on Bank Sweep Deposits” shall mean all interest receivables related to the bank sweep deposit program of COR Clearing that are not counted towards, or are treated as deductions in, the calculation of Regulatory Net Capital.
“Knowledge” with respect to Company, shall mean the knowledge of those individuals set forth in Section 10.10 of the Disclosure Schedule, and, with respect to Parent, shall mean the knowledge of Greg Garrabrants, Andrew J. Micheletti and Eshel Bar-Adon, in each case after due inquiry of direct reports.
“Law” or “Laws” shall mean any federal, state, local or foreign or provincial law, statute, constitution, treaty, decree, ordinance, rule, regulation, order, policy, guideline, formal written guidance or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.
“Material Adverse Effect” shall mean any event, circumstance, development, change or effect that, individually or in the aggregate, (a) is, or is reasonably likely to be, material and adverse to the business, financial condition or results of operations of Company and its Subsidiaries, taken as a whole, or (b) prevents or materially impairs, or would reasonably be likely to prevent or materially impair, the ability of Company to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect resulting from (i) changes in GAAP, (ii) changes in Laws, (iii) changes in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, (iv) failure, in and of itself, to meet earnings projections or internal financial forecasts (but not including any underlying causes thereof), (v) the public disclosure of this Agreement or the identity of Parent or the announcement or pendency of the transactions contemplated by this Agreement (or the impact of such announcement on Company’s or its Subsidiaries’ relationships with any customers, suppliers, regulators or other Persons with whom Company or its Subsidiaries have a business relationship), (vi) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (vii) any communications (other than to Company or its Affiliates) by Parent or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to Company, its Subsidiaries and their businesses, (viii) any matter set forth in the Disclosure Schedule, or (ix) actions or omissions taken pursuant to this Agreement or taken or not taken with the express prior written consent of Parent or any action taken by Parent or Merger Sub.
“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“Net Capital Rule” shall mean SEC Rule 15c3-1, including all appendices and all SEC and FINRA interpretive guidance thereto.
“Net Debt” shall mean Closing Indebtedness minus Closing Cash.
“Parent Material Adverse Effect” shall mean any event, circumstance, development, change or effect that, individually or in the aggregate, prevents or materially impairs, or would reasonably be likely to prevent or materially impair, the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder.
“party” or “parties” shall mean Company, Parent and Merger Sub.
“Person” shall mean any individual, Corporate Entity or Governmental Entity.
“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.
“Property Taxes” means real, personal and intangible ad valorem property taxes.
“Regulatory Net Capital” shall mean the net capital of COR Clearing as of 11:59 p.m. New York City time on the date immediately preceding the Closing Date, computed in accordance with the Net Capital Rule.
“Referee” shall means a partner or senior employee at a nationally recognized accounting firm that is independent and impartial, as jointly selected by the Holder Representative and Parent.
“Required Net Capital” shall mean the average required net capital for COR Clearing at the end of each of the twelve (12) months immediately preceding the Closing Date, computed in accordance with Rule 15c3-1(a)(1)(ii) of the Net Capital Rule.
“SEC” shall mean the Securities and Exchange Commission and any successor thereto.
“Stockholder” shall mean any Person who holds shares of Company Common Stock immediately prior to the Effective Time.
“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
“Subsidiary” shall mean, when used with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (a) such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such Person is, or directly or indirectly has the power to appoint, a general partner, manager or managing member.
“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, escheat, severance, withholding, customs duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative, add-on minimum and other taxes imposed by any Governmental Entity, and including all penalties and additions to tax and interest thereon.
“Tax Authority” shall mean any Governmental entity imposing Taxes, charged with the collection of Taxes or otherwise having jurisdiction in respect to any Tax.

“Tax Proceeding” shall mean any audit, examination, action, claim, suit, arbitration, inquiry, litigation, investigation or other administrative or judicial proceeding by or against any Tax Authority.
“Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with any Governmental Entity respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Expenses” shall mean, without duplication, (a) the aggregate amount of all financial advisor, legal, accounting or other professional fees and disbursements incurred in connection with the negotiation or consummation of the transactions contemplated by this Agreement, and (b) any employee retention bonuses in an aggregate amount not to exceed the amount set forth on Section 10.10 of the Disclosure Schedule, in each case, that (i) are due and payable by Company or any of its Subsidiaries (whether incurred by Company or any of its Subsidiaries, Equityholders or the Holder Representative) and (ii) have not been paid prior to the Closing.
“Warrant” shall mean the unexercised portion of each and every warrant in respect of Company Common Stock which is or will be outstanding as of immediately prior to the Effective Time.
“Warrantholder” shall mean any holder of Warrants immediately prior to the Effective Time.
10.11    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
10.12    Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 and Article VIII, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

AXOS CLEARING, LLC

By:	/s/ Jim Thomas Name: Jim Thomas Title: Authorized Signatory

AXOS CLARITY MERGECO., INC.

By:	/s/ Greg Garrabrants Name: Greg Garrabrants Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COR SECURITIES HOLDINGS INC.

By:	/s/ Carlos Salas Name: Carlos P. Salas Title: Chief Financial Officer
CARLOS SALAS
solely for purposes of Sections 2.4, 2.5, 2.7, 2.8, 6.9 and 9.4 and Article VIII, in his capacity as the Holder Representative
/s/ Carlos Salas

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SELLERS
COR ADVISORS LLC
By: /s/ Steven Sugarman
Name: Steven Sugarman
Title: Managing Member
CARLOS SALAS
/s/ Carlos Salas

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SELLER
LEGENT GROUP, LLC

By:	/s/ Henry Duques Name: Henry Duques Title: Controlling Owner

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SELLER
ST. CLOUD CAPITAL PARTNERS II, L.P.

By:	/s/ Robert Lantz Name: Robert Lantz Title: Managing Member